Exhibit 10.17 Joint Venture

JOINT VENTURE AGREEMENT made on 6 January 2000.

Between:

(1) FINANCIAL TIMES GROUP LIMITED incorporated under the laws of England and Wales, whose registered office is at Number One, Southwark Bridge, London SE1 9HL (Financial Times);

(2) MARKETWATCH.COM, INC. incorporated under the laws of the State of Delaware, whose principal place of business is at 825 Battery Street, San Francisco, California 94111 (MarketWatch).

Whereas:

(A) Financial Times and MarketWatch have agreed to form a new jointly-owned company incorporated under the laws of England and Wales as a private limited company (the JVC) to establish the leading Internet provider in the Territory (as defined below)of comprehensive, real time business news, financial programming and analytical tools, initially in the English language, but thereafter also in other languages, in a co-branded joint venture company owned by Financial Times and MarketWatch under the brand name Financial Times MarketWatch.com.

(B) Financial Times and MarketWatch are entering into this Agreement to establish the JVC and to set out the terms governing their relationship as shareholders in the JVC.

(C) Financial Times and MarketWatch have agreed that the licensing to the JVC of the use of the "FINANCIAL TIMES" trade mark pursuant to the Financial Times Trade Mark Licence and the procuring by Financial Times of fifteen million pounds sterling (L15.0 million) worth, at Effective Rate Card, of advertising over five (5) years across Financial Times' wholly-owned business publications in the Territory, on the one hand, and the licensing to the JVC of the use of the "MarketWatch" trade mark pursuant to the MarketWatch Trade Mark Licence and of the use of certain of its technology pursuant to the MarketWatch Technology Licence, on the other hand, are of equivalent value.

It is agreed as follows:

Interpretation

Definitions

1.1 In this Agreement:

Accounting Principles means the accounting principles and policies to be adopted by the Board of the JVC, pursuant to clause 13.1;

Additional Capital Contributions has the meaning ascribed to it in clause 8.2 and the expression Additional Capital Contributions shall be construed accordingly;

Board means the JVC's board of directors;

Budget means for the JVC for a particular Financial Year (i) the budgeted profit and loss account and cash flow statement (including capital expenditure) phased by month, (ii) the balance sheet phased at least quarterly, (iii) in relation to the first two Financial Years, the Funding Schedule, and (iv) Milestones for the first two financial years; together with detailed schedules supporting the statements, including (but not limited to) media marketing spends the whole of the above in a format approved from time to time by the Board;

Business means the business intended to be carried on by the JVC, as described in clause 2.1;

Business Day means a day (other than a Saturday) on which banks generally are open in London and New York for a full range of business;

Business Plan means the Budget for the JVC relating to a Financial Year and draft Budgets for the succeeding Financial Year, in a format to be decided from time to time by the Board, to be updated annually (and including, in relation to the first two Financial Years, the requisite Funding Schedule);

Capital Contribution means the capital contributions as defined in clause 8.1;

Chairman means the chairman from time to time of the Board;

Chief Executive means the chief executive from time to time of the JVC;

company includes any body corporate, wherever incorporated;

Completion means completion of the establishment of the JVC in accordance with clause 7;

Conditions means the conditions specified in clause 4.1;

Control means the ability of one person to direct the activities of another or the beneficial ownership by one person of more than fifty per cent. (50%) of the voting rights generally exercisable at general or equivalent meetings of the other and Controlled shall be construed accordingly;

Core Services means, in respect of Financial Times, the services provided pursuant to the FT Trade Mark Licence and the media advertising to be procured pursuant to clause 7.3 and, in respect of MarketWatch, the services provided pursuant to the MarketWatch Trade Mark Licence and the MarketWatch Technology Licence;

Directors means the JVC's directors or, where applicable, an alternate director of the JVC;

Effective Rate Card means with respect to any advertising buy by the JVC the lower of the published rate card or the amount actually charged by the Financial Times to unaffiliated third parties with respect to the placement of advertising substantially similar to such advertising purchased by the JVC;

Equity Proportions means the respective proportions in which the Shareholders hold the issued share capital of the JVC from time to time;

Fair Price means the open market value of the relevant Shares between a willing seller and a willing third party buyer for a wholly cash consideration at the date of the Transfer Notice without any premium or discount by reference to the percentage of the Shares being sold or transferred;

Financial Times Directors means the JVC's directors appointed by Financial Times from time to time;

Financial Times Group means Financial Times and its Subsidiaries from time to time;

Financial Times Group Member means any member of the Financial Times Group;

Financial Year means a financial period of the JVC commencing on 1 January, other than in the case of its initial financial period which shall commence on the date hereof, and ending on 31 December;

Ft.com means the web site owned and operated by the Financial Times Group and located on the Internet under the domain name "ft.com";

FT Trade Mark Licence means the trade mark licence between Financial Times and the JVC pursuant to a novation of a like agreement between Financial Times Limited and Financial Times, substantially in the form of the copy which is attached hereto marked Exhibit "A";

Ftyourmoney means the web site owned and operated by the Financial Times Group and located on the Internet under the domain name "ftyourmoney.com";

Funding Schedule means a schedule, to be attached to and form part of the Business Plan for each of the first two Financial Years, setting out details of the funds required by the JVC in such year and stipulating, on a quarterly basis, the amounts in which, and periods during which, such funds may be drawn down by the JVC from the Shareholders;

Group means, in relation to the JVC or a party, that company and its Subsidiaries for the time being;

Holding Company shall be construed in accordance with Section 736 and 736A of the Companies Act 1985;

Internet means the global network of interconnecting computer systems including without limitation the worldwide web;

IP Transaction Documents means the FT Trade Mark Licence, the MarketWatch Trade Mark Licence and the MarketWatch Technology Licence;

JVC has the meaning ascribed to it in Recital (A);

JVC Group means the JVC and its Subsidiaries from time to time;

JVC Group Member means any member of the JVC Group;

MarketWatch.com means the web site owned and operated by MarketWatch and located on the Internet under the domain name "marketwatch.com";

MarketWatch Directors means the JVC's directors appointed by MarketWatch from time to time;

MarketWatch Group means MarketWatch and its Subsidiaries from time to time;

MarketWatch Group Member means any member of the MarketWatch Group;

MarketWatch Trade Mark Licence means the trade mark licence a copy of which is attached hereto marked Exhibit "B";

MarketWatch Technology Licence means the licence, in respect of MarketWatch's web site infrastructure, content authoring tools and techniques, network operations technologies, web site architecture and databases (the MarketWatch Technology) a copy of which is attached hereto marked Exhibit "C";

Memorandum and Articles means the JVC's Memorandum and Articles of Association in the agreed form to be adopted pursuant to clause 3.1(b), as amended from time to time;

Milestone Termination Event has the meaning ascribed to it in clause 8.2;

Milestones means the milestones, i.e. twice yearly criteria, by reference to numbers of page views and to revenues for assessing the progress of the Business, to be agreed between the Shareholders and included in the Budget for each of the first two Financial Years (and the word Milestone shall be construed accordingly);

Outside Director has the meaning given to it in clause 10.3;

parties means Financial Times and MarketWatch (and party shall be construed accordingly);

Regulatory Action means:

(a) any order of a court of competent jurisdiction; or

(b) any order, decision or conclusive view made, given or expressed by a competent supranational, governmental or regulatory authority or agency; or

(c) an enactment of a legislative body which:

(i) materially prohibits or restricts Completion of the transactions contemplated by this Agreement or requires it to be delayed beyond the latest date referred to in clause 7.1; or

(ii) after Completion would materially prohibit or restrict the carrying on of the Business of the JVC;

Regulatory Approvals means the clearances and consents referred to in clauses 4.1(b), (c) and (d) and any approvals required by any competent supranational, governmental or regulatory agencies or authorities;

Reserved Matters means those matters defined in clause 10.2;

Shareholders means the Financial Times Group Member(s) and the MarketWatch Group Member(s) who hold Shares for the time being (and Shareholder shall be construed accordingly) and any person to whom they transfer their Shares in accordance with this Agreement;

Shares means shares in the JVC's capital;

Subsidiary means, in relation to an undertaking (the holding undertaking), any other undertaking in which the holding undertaking (or persons acting on its or their behalf) for the time being directly or indirectly holds or controls either:

(a) a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; or

(b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters,

and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any further undertaking of which that other is a Subsidiary; (provided that, for the purposes of this Agreement, neither the JVC nor any Subsidiary of the JVC is to be regarded as a Subsidiary of Financial Times or MarketWatch or any other Financial Times Group Member or MarketWatch Group Member);

Territory means Europe;

undertaking means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description.

Currency

1.2 Any reference in this Agreement to an amount in "L" or pounds sterling includes the equivalent amount at the relevant time in any other currency or combination of currencies.

Construction and Interpretation

1.3 The headings in this Agreement do not affect its interpretation and are not to be taken into account in the construction or interpretation of any provision to which they refer.

1.4 Where the context allows, words denoting the singular include the plural meaning and vice versa, words importing one gender include both other genders and may be used interchangeably, and words denoting natural persons include corporations and vice versa.

1.5 Unless the contrary intention appears, references to numbered clauses and schedules are references to the relevant clauses in, or schedules to, this Agreement and to a numbered paragraph in a schedule are references to the relevant paragraph in that Schedule.

Agreed form

1.6 A reference to a document in this Agreement in the agreed form is to a document agreed by the parties and initialled by them or on their behalf for identification purposes.

Status

1.7 References in this Agreement to a statute or statutory instrument include a statute or statutory instrument amending, consolidating or replacing them, and references to a statute include statutory instruments and regulations made pursuant to it.

Purpose of the JVC

Business

2.1 The business of the JVC shall be to seek to establish the leading Internet provider in the Territory of comprehensive real time business news, financial programming and analytical tools, initially in the English language but thereafter also in other languages, in all cases under the brand name Financial Times MarketWatch.com.

Commercial principles

2.2 Each of the parties shall so conduct itself and, so far as lies reasonably within its rights and powers of control which it is entitled to exercise (whether directly or indirectly) over the affairs of any other person, cause such other person or persons to conduct themselves, in good faith, so that: (i) the Business of the JVC shall be conducted in the best interests of the JVC in accordance with the general principles of the then current Business Plan and on sound commercial profit-making principles, so as to generate the maximum achievable profits available for distribution with any profits available for distribution in accordance with applicable law which are surplus to the funding requirements shown, in the draft Budget for the following Financial Year attached to the relevant Business Plan, being distributed to the Shareholders, (ii) all third parties directly or indirectly under its control refrain from acting in a manner which hinders or prevents the JVC and its Subsidiaries from carrying on the Business in a proper and reasonable manner, and (iii) no action is taken which is intended and does directly and materially disadvantage the JVC (and, for the avoidance of doubt, it is agreed that editorial comment does not count as action which can constitute such material disadvantage).

Hyperlinks

2.3 Financial Times and MarketWatch agree that there will be hypertext links between the JVC's web sites and those from time to time of Financial Times Group (including Ft.com and Ftyourmoney.com) and MarketWatch (including MarketWatch.com). The hypertext links shall be of the following types:

(a) hypertext links appearing on the home page of the JVC's web sites providing links of equal prominence to the home pages operated by Financial Times Group and MarketWatch Group, in each case making use of the trademark of the web site to which the hypertext link gives access in a manner consistent with the conditions for use specified in the FT Trade Mark Licence or MarketWatch Trade Mark Licence (as the case may be); and

(b) hypertext links appearing on pages of the JVC's web site (other than the home page) linking content on those pages to content on relevant pages (other than home pages) of the web sites of Financial Times Group and MarketWatch Group. The extent and style of these hypertext links shall be subject to the prior approval (which shall not be unreasonably withheld) of Financial Times and MarketWatch respectively.

2.4

(a) Subject to (b) below, Financial Times and MarketWatch agree that the home pages of each of the web sites of Financial Times Group and MarketWatch Group shall have hypertext links of reasonable prominence, and including trade marks owned by the other party, linking those pages to the home pages of the other's web site.

(b) The right of each of MarketWatch and Financial Times to include a hypertext link on web sites operated by its Group to web sites operated by the other's Group or to include the other party's trade marks on its Group's web sites, and the manner of use of those trade marks, shall be subject to that other party's express prior approval, which shall not be unreasonably withheld.

2.5 Upon a change of Control of a party, the other party may elect to terminate, by 90 days prior notice, the rights and obligations in: (a) clause 2.3 to the extent only that they permit the use of hypertext links to any page of that other party's own websites or use of its trade marks; and (b) clause 2.4.

2.6(a) Each party acknowledges that it shall have no rights to use or register trade marks of the other party in any manner, including as part of a domain name, except as expressly permitted by the terms of this Agreement or the IP Transaction Documents.

(b) MarketWatch agrees that it shall, as soon as practicable, transfer any domain names it has registered including or making use of the names "ft" or "financial times", including without limitation "ftmarketwatch.com", to the JVC and pending the transfer shall not use or permit use of such names in any manner except as expressly permitted by the MarketWatch Trade Mark Licence.

Source attribution

2.7 Whenever content of a web site of either party is viewed as part of the JVC's Business, it shall only be viewed on the source web site itself with that web site's branding only.

Incorporation of the JVC

3.1 As soon as reasonably practicable after the date of this Agreement, but before the JVC commences trading, the parties shall use all reasonable endeavours to take or cause to be taken all requisite steps to cause the JVC to be incorporated in England and Wales as a private company limited by shares with the following characteristics:

(a) its name shall be `Financial Times MarketWatch.com (Europe) Limited' (or such other name as the parties may agree);

(b) the Memorandum and Articles shall be in the agreed form;

(c) it shall have an authorised share capital of L1,000,000 divided into 1,000,000 Shares of L1 each of which:

(i) 500,000 Shares shall be allotted and issued credited as fully-paid at par to, and registered in the name of and beneficially owned by, such of Financial Times (or Financial Times Group Members) as Financial Times shall have decided; and

(ii) 500,000 Shares shall be allotted and issued credited as fully-paid at par to, and registered in the name of and beneficially owned by, such of MarketWatch (or MarketWatch Group Members) as MarketWatch shall have decided.

(d) its initial directors shall be the persons listed in clause 9.3;

(e) the initial Chairman shall be Larry Kramer, the initial Editor in Chief shall be Thom Calandra and the initial Chief Executive Officer shall be Zach Leonard;

(f) its initial Secretary shall be Sarah Robinson;

(g) its registered office shall be at Number One, Southwark Bridge, London SE1 9HL.

No activity prior to Completion

3.2 The parties shall ensure that the JVC shall not carry on any business and shall have no assets or liabilities of any nature whatsoever before Completion, except as contemplated by this clause 3.2 and by clauses 5.2 and 5.3. When any Party proposes to enter into any commitment prior to Completion for the benefit of, and for the account of the JVC, where the commitment would exceed L20,000 individually or would cause all such commitments by that Party to exceed L50,000 in aggregate, the Party concerned shall not enter into such commitment without the authority of the Chief Executive Officer. Neither Party has any authority to enter into commitments on behalf and for the account of the JVC following Completion without the written agreement of both Parties. In the event of failure to achieve Completion, both parties shall ensure that the JVC does not undertake any further commitments other than for the purpose of its liquidation.

Conditions

Conditions

4.1 Completion is conditional on each of the following conditions being fulfilled (or waived) by such party or parties for whose benefit it exists:

(a) the JVC being formed in accordance with the terms of clause 3.1;

(b) to the extent any clearances under any relevant national or supranational merger control rules, or other anti-trust or similar legislation are required or are reasonably considered desirable by either party, such clearances having been received on terms reasonably satisfactory to the parties or the relevant time limits or waiting periods (including any extensions) having expired or been terminated (as the case may be) without any decision having been made to investigate the transaction further;

(c) all other government, governmental body or regulatory authority (including any stock exchange) consents (including the expiry of any period following a notification such that consent is deemed to be given or no consent is required) which are required for the actions contemplated by this Agreement being obtained in terms satisfactory to each of Financial Times and MarketWatch;

(d) no material Regulatory Action (or action, proceeding or proposal which if successfully pursued by the person initiating the same would result in a Regulatory Action) being taken which has not been revoked, annulled, withdrawn, discontinued, abandoned, repealed, discharged or otherwise ceased to have effect;

(e) the parties having agreed upon the Business Plan (including Budget and Funding Schedule) for each of the first two Financial Years in accordance with clause 5.2 and upon the total of Additional Capital Contributions that each of them may be required to make pursuant to clause 8.2 below;

(f) the parties having agreed upon schemes for employee incentivisation through options over Shares or through the ownership of Shares of up to fifteen per cent. (15%) of the equity of the JVC (on a fully diluted basis); and

(g) agreement by the parties of the terms upon which the JVC shall use the Financial Times MarketWatch' trade mark and upon which that trade mark will be owned and used following termination of this Agreement.

Endeavours to fulfil Conditions

4.2 Each party shall use all reasonable endeavours to ensure (so far as it lies within its respective powers to do so) that each of the Conditions (to the extent that they are not waived) are fulfilled as soon as possible but in any event before June 30, 2000.

Non-fulfilment of Conditions

4.3 If any Condition set out in clause 4.1 is not fulfilled (or waived) on or before June 30, 2000, the provisions with respect to termination of this Agreement in Clause 6 shall apply.

Conduct before Completion

5.1 Each of Financial Times and MarketWatch will ensure that, until Completion:

(a) its business is conducted in such a way as not to prejudice its ability to perform its obligations under this Agreement; and

(b) it takes all reasonable measures to protect and maintain the assets to be contributed by it to the Business.

Agreement on Funding Schedule and Business Plans

5.2 As soon as practicable following execution of this Agreement the parties shall instruct the Chief Executive to draw up a draft Business Plan for each of the first two Financial Years of the JVC including drafts of the relative Budgets and Funding Schedule. The parties shall use all reasonable endeavours to consider such draft Business Plans and to amend them and agree final Business Plans (including, for the avoidance of doubt, relative Budgets and Funding Schedule) for the first two Financial Years by no later than June 30, 2000 (the Cut-Off Date).

5.3 The parties will procure that, during the period ending on the earlier of Completion and the Cut-Off Date, the JVC shall conduct the Business permitted by clause 5.2 in the ordinary and usual course and so as to ensure that total commitments (including liabilities) undertaken by the JVC up until then (whatever dates such commitments fall to be discharged) do not exceed L1,000,000.

Termination

6.1 In the event that the Conditions have not been satisfied (or waived) by the Cut-Off Date, then this Agreement (other than clause 14 (Confidentiality) and clause 24 (Announcements)), shall automatically terminate and neither party shall be entitled to make any claim against the other (except for accrued rights arising from an earlier breach of any of the terms of this Agreement).

6.2 Following such termination pursuant to clause 6.1, either of the parties (the Remaining Party) shall be entitled to carry on the Business and both parties shall take the requisite steps to put the JVC into liquidation by no later than July 31, 2000.

Completion

7.1 Completion shall take place within ten days after the Conditions are fulfilled, or waived). The following events shall take place on Completion:

(a) the parties shall ensure that, to the extent not carried out by that date, the JVC is established with the characteristics set out in clause 3;

(b) each of Financial Times and MarketWatch shall subscribe in cash at par for such new Shares as the Business Plan (including Budget and Funding Schedule) agreed upon under Clause 4.1(e) requires at Completion;

(c) the parties shall ensure that the JVC allots and issues the requisite Shares, credited as fully paid to Financial Times and MarketWatch and that the names of Financial Times and MarketWatch are entered in the JVC's register of members as the respective holders of the Shares subscribed by them and that share certificates are issued to Financial Times and MarketWatch for those Shares;

(d) Financial Times or, as appropriate, MarketWatch shall execute or procure the execution of, and the parties shall ensure that the JVC executes and delivers, the following ancillary agreements on the same terms and conditions and otherwise substantially in the form attached hereto:

(i) the Financial Times Trade Mark Licence;

(ii) the MarketWatch Trade Mark Licence;

(iii) the MarketWatch Technology Licence.

Further Services

7.2 For so long as the JVC is owned at least 20 per cent. by each of Financial Times and MarketWatch, Financial Times and MarketWatch respectively shall procure that from and following Completion all services provided by any member of the Financial Times Group or MarketWatch Group as the case may be, shall be provided at fair market value to the JVC.

7.3 Financial Times shall procure that the JVC may, following Completion and for so long as the Financial Times is a Shareholder, or until five years from the date of this Agreement if earlier, place media advertising in business publications wholly controlled by any member of the Financial Times Group in volumes and at times consistent with the Business Plan from time to time up to a total of L15 million worth, calculated at Effective Rate Card prices from time to time.

Rescission

7.4 If either party fails or is unable to comply with any of its obligations under clause 7.1, the other party shall have the right to elect not to perform any of its obligations under that clause and to rescind this Agreement without liability on its part. Neither party may rescind this Agreement for any other reason whatsoever, whether before or after Completion.

Change of name

7.5 If Completion does not take place by 30 June 2000 (or such later date as the parties agree), the parties shall ensure that the JVC changes its name as soon as practicable to a name which does not include the name `Financial Times', the letters FT or the name `MarketWatch' or any similar or confusing name or names.

Capital and further finance

Issues of new shares

8.1 The parties agree to take, and procure the taking of, all requisite steps to increase the JVC's authorised share capital from time to time and to allot and issue at par, credited as fully paid, Shares in consideration of the further capital contributions made by any party pursuant to clause 8.2 but (unless the parties agree otherwise) the parties shall procure that the JVC shall not issue any shares (other than pursuant to share option schemes approved by the Board) unless:

(a) one-half of the additional shares are issued to Financial Times and/or a wholly-owned Subsidiary of Financial Times; and

(b) one-half of the additional shares are issued to MarketWatch and/or a wholly-owned Subsidiary of MarketWatch except to the extent that different proportions, as between Financial Times and MarketWatch, would arise by reason only of default by any party in performing an obligation to subscribe Shares or of an issue of Shares where any party fails to exercise any right to subscribe.

8.2 Each of Financial Times and MarketWatch shall make such further capital contributions (its Additional Capital Contributions) (but so that the total for Additional Capital Contributions agreed pursuant to clause 4.1(e) shall not be exceeded) to the JVC in the first two Financial Years as are requested by the JVC in accordance with this clause 8.2 and as approved by the JVC's Board. The JVC may request Additional Capital Contributions to be paid in by not less than five Business Days' notice in writing to each party at such times and for such amounts as are provided in the Funding Schedule. If such payments are not made within five Business Days after receipt of the payment request, interest at the rate of 3 per cent. above the Base Rate of Barclays Bank PLC from time to time shall be added to the payment due. Notwithstanding the foregoing provisions of this clause 8.2, the JVC may not request and no Party shall have any obligation to make any Additional Capital Contribution if any Milestone, specified in the Budget for achievement before the due date for payment of the Additional Capital Contribution, shall not have been met in which case there shall be a Milestone Termination Event.

Funding support by the parties

8.3 Save for payments under clause 3.1(c), the Capital Contributions and the Additional Capital Contributions and subject to clause 8.4, the parties intend that the JVC should be self-financing. Neither party is obliged to contribute further funds or participate in any guarantee or similar undertaking for the JVC's benefit.

Further finance

8.4 The parties are not obliged to provide any finance over and above that required pursuant to clauses 3.1(c), 7.1(b), and 8.2 unless they both agree on the amount and method of providing the finance. If the Board considers at any time that the Business requires further finance over and above that to which the parties are committed under this Agreement in order to be able to achieve the Business Plan then current, the Board shall first approach the JVC's Shareholders for the subscription of further Shares in the JVC in their Equity Proportions on the basis that if, a Shareholder does not (at any point before full subscription of the further Shares as envisaged in this clause 8.4) wish to subscribe the portion then available to it, those other Shareholders who have committed to take up all the further Shares made available to them as envisaged in this clause 8.4 (including Shares made available because other Shareholders are not taking up their entitlements) will be entitled to subscribe, in proportion to their Equity Proportions, the further Shares not so subscribed (but so that if any Shareholder would otherwise thereby, alone or with Affiliates, hold more than 50 per cent. of the Shares in the JVC, such Shareholder's rights to subscribe Shares under this clause 8.4 shall be limited so that it can subscribe Shares only to the extent that it will not thereby, alone or with Affiliates, hold more than 50 per cent. of the Shares in the JVC). Thereafter, the Shareholders shall each use reasonable commercial endeavours to procure that the requirements of the JVC and its Subsidiaries for working capital to finance the Business are met, as far as practicable, by borrowings from banks and other similar sources on the most favourable terms reasonably obtainable as to interest, repayment and security, but without allowing a prospective lender a right to participate in the Equity Capital of the JVC or any of its Subsidiaries as a condition of a loan.

Guarantees

8.5 Neither party (nor any member of its respective Group) shall be obliged to participate for the benefit of the JVC in any guarantee, bond or financing arrangement with any bank or financial institution, whether as a guarantor or in any other capacity whatsoever. If and to the extent that the parties agree to participate (or agree to procure that members of their respective Groups participate) in any such guarantee, bond or financing arrangement then, unless the parties agree otherwise, any liability or obligation to be assumed by them in relation to any such guarantee, bond or financing arrangement shall be borne in their Equity Proportions. Any such liability or obligation shall be several and not joint or joint and several, unless they agree otherwise. If a party (or a member of its Group) incurs any such joint or joint and several liability, that party shall be entitled to a contribution from the other party to ensure that the aggregate liability of the parties or members of their respective Groups (as the case may be) is borne by the Financial Times Group and the MarketWatch Group in their Equity Proportions.

Directors and management

Supervision by the Board

9.1 The Board shall be responsible for the overall direction, supervision and management of the JVC. The Board shall not, however, take any decision in relation to any of the Reserved Matters except by unanimous agreement of those at the relevant Board meeting at which a quorum is present.

Board of Directors, Chief Executive and Editor in Chief

9.2 The appointment (subject to the next following sentence of this clause 9.2) and removal of any Chief Executive or Editor in Chief shall be by agreement between the Parties by notice in writing to the JVC signed by or on behalf of each Party. The appointments of the initial Chief Executive and Editor in Chief are as stated in Clause 3.1(e).

9.3 Until such time as the parties unanimously agree otherwise, the Board shall be comprised of three (3) Financial Times Directors and three (3) MarketWatch Directors. The initial Board appointments at Completion shall be:

Financial Times Directors	MarketWatch Directors
Josh Bottomley	Lawrence Kramer
Peter Martin	Phillip Hotchkiss
Olivier Fleurot	William Bishop

The Chairman shall be appointed alternately by MarketWatch and Financial Times for periods of two Financial Years. The Chairman shall have no second or casting vote. The first Chairman shall be Larry Kramer.

Appointment and removal of Directors

9.4 A party may appoint or remove a Director nominated by it by notice to the JVC signed by it or on its behalf.

9.5 The appointment or removal of any Director , Chief Executive or Editor in Chief shall take effect when the notice is delivered to the JVC, unless the notice indicates otherwise.

Quorum

9.6 The quorum for transacting business at any Board meeting (other than an adjourned meeting) shall be at least one Financial Times Director and at least one MarketWatch Director present when the relevant business is transacted. If that quorum is not present within thirty minutes from the time when the meeting should have begun or if during the meeting there is no longer a quorum, the meeting shall be adjourned for seven (7) Business Days and at that adjourned meeting any two Directors (or their alternates) present shall be a quorum. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director in accordance with clause 9.9.

Notice and Agenda

9.7 At least fourteen days written notice shall be given to each Board member of any Board meeting, unless at least one Financial Times Director (or his alternate) and at least one MarketWatch Director (or his alternate) approve a shorter notice period. Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail, the Board shall not decide on it, unless all Board members agree in writing.

Frequency of Meetings

9.8 The Parties shall procure that the Board meets at least quarterly.

Board voting

9.9 The Board shall decide on matters by simple majority vote. Each Director shall have one vote. Any Director who is absent from a meeting may nominate any other Director to act as his alternate and to vote in his place at the meeting. If the parties are not represented at any Board meeting by an equal number of Directors (whether present in person or by alternate), then one of the Directors, nominated by the party which is represented by the fewer Directors, who is present may exercise such additional vote or votes at that meeting as results in the Directors so present representing each party having in aggregate an equal number of votes.

Reserved matters

Use of powers

10.1 The parties shall use their respective powers to ensure, so far as they are legally able, that no action or decision relating to any of the matters specified in clause 10.2 (Reserved Matters) is taken by the JVC, any Subsidiary of the JVC or any of the officers or managers within the JVC Group unless each of the Financial Times Directors and the MarketWatch Directors gives his or her prior approval (whether or not through his or her alternate) to proceed. Any item provided for in an approved Budget shall not require further consent as a Reserved Matter under clause 10.2 below unless (a) the related expenditure would exceed 110 per cent of the amount approved in the Budget; (b) aggregate expenditures would have exceeded 105 per cent. of the sums provided for in respect of the relevant items in the approved Budget; or, being an item mentioned in clause 10.2(l) or 10.2(q), the item would exceed at all the amount approved for it in the Budget.

Reserved Matters

10.2 The Reserved Matters are:

(a) Memorandum and Articles

adopting or altering the Memorandum and Articles or other constitutional documents of the JVC;

(b) changes in share capital

changing the authorised or issued share capital of the JVC;

(c) issuance of Shares

the issue of shares or instruments convertible into shares by any Subsidiary of the JVC, otherwise than to the JVC or its designated nominees;

(d) securities convertible into Shares

issuing debentures, securities convertible into Shares, Share warrants or options in respect of Shares;

(e) change in nature of Business

materially changing the nature or scope of the Business (as described in clause 2.1) of the JVC including any decision to change or extend the Business beyond the Territory;

(f) Business Plan, Budgets and Funding Schedule

adopting or materially changing the Business Plan, Budget or Funding Schedule;

(g) dividends

declaring any dividend or a pay out of the general reserves or the redemption of any equity securities in the capital of the JVC;

(h) changing the branding

any proposal to alter the branding of the Business;

(i) Board of Directors

increasing or decreasing the size of the Board or the appointing of any committee of Directors or local board or delegation of the powers of the Directors to a committee or local board, in any such case otherwise than as expressly provided for in this Agreement;

(j) dissolution, liquidation, winding up

doing or permitting to be done anything as a result of which the JVC may be wound up (whether voluntarily or compulsorily), except as otherwise provided for in this Agreement;

(k) encumbrances

creating a fixed or floating charge , lien (other than a lien arising by operation of law) or other encumbrance over all or part of its undertaking or assets except to secure its indebtedness to its bankers for sums borrowed in the normal course of the Business or as otherwise approved pursuant to this Clause 10.2;

(l) borrowings

borrowing or raising money (including entering into any finance lease, but excluding normal trade credit) to any extent not provided for as a cost item in an approved Budget;

(m) advances

making a loan or advancing or giving credit (other than normal trade credit) in excess of L5,000 to any person, other than the JVC or a wholly-owned Subsidiary of the JVC and excluding deposits with bankers repayable upon the giving of not more than seven (7) days notice;

(n) guarantees

giving a guarantee or indemnity to secure the liabilities or obligations of any person (other than the JVC or a wholly-owned Subsidiary of the JVC);

(o) sale or other disposition of assets

selling, leasing, creating an interest in or otherwise disposing of a material part of its undertaking or assets, or contracting to do so, otherwise than in the normal course of the Business;

(p) merger, reorganisation, recapitalization, etc.

any merger, consolidation, acquisition, divestiture, joint venture, partnership or other business combination with, by or of the Company into or with any other person ;

(q) capital expenditures

entering into of any contract or arrangement not provided for in an approved Budget involving expenditure on capital account or the realisation of capital assets if the amount or the aggregate amount of the expenditure or realisation by the JVC and all of its Subsidiaries would exceed L5,000 in any year or in relation to any one project; and for the purpose of this sub-clause the aggregate amount payable under any agreement for hire, hire purchase or purchase on credit sale or conditional sale terms is deemed to be a capital expenditure incurred in the year in which the agreement is entered into;

(r) material agreements

entering into a contract or arrangement which is not in the normal course of the Business and on arms-length terms;

(s) transactions with Financial Times or MarketWatch Groups

any transaction (but excluding the entering into by the JVC of the IP Transaction Documents) by the JVC with any Financial Times Group Member or MarketWatch Group Member which is either:

(i) outside the ordinary course of business; or

(ii) within the ordinary course of business but has a value of more than L10,000 or is not on commercial arm's length terms;

(t) Employee incentives

creating or altering any scheme for the incentivisation of the JVC's Employees and/or management;

(u) agreements for real property

taking or agreeing to take an interest in, or license over, any real property;

(v) investments

acquiring shares, or securities of a person other than a wholly-owned Subsidiary of the JVC or enters into a partnership or profit sharing arrangement with any person;

(w) subsidiaries

the formation of, acquisition of or sale to another party of any subsidiary of the JVC;

(x) initial public offering

any proposal to Shareholders for filing any registration statement, selecting any underwriter, or taking any other action to implement an initial public offering of any of the shares of the capital stock of the JVC;

(y) commencing litigation

initiating (by commencement of proceedings) or the settling of any litigation, arbitration or mediation (save for debt collection in the ordinary course of business) or any claim with the exception of measures requiring immediate relief or arising out of or relating to the breach by any Shareholder of its obligations under this Agreement;

(z) Chief Executive and Editor-in-Chief

appointing either of the JVC's Chief Executive or Editor-in-Chief except as other provided herein;

(aa) legal counsel

appointing or removing the JVC's outside legal counsel; or

(bb) auditors

appointing or removing the JVC's auditors.

Deadlock

10.3 If a deadlock arises because the Board fails to agree on any of the Reserved Matters or any other management matter requiring its decision, the matter shall be referred for resolution to a Director who is not also employed as an executive of a party or any Affiliate of such party (an Outside Director) of each of Financial Times and MarketWatch with a view to it being resolved as early as possible in the best interests of the JVC. Each party shall endeavour, and shall instruct their Outside Directors to endeavour, to resolve any disagreement in the best interests of the JVC.

Shareholder deadlock

10.4 If a dispute relating to the JVC's affairs cannot be resolved within thirty days after referring the dispute to the parties' respective Outside Directors pursuant to clause 10.3 (a shareholder deadlock), and the Shareholder Deadlock is with respect to a Reserved Matter or otherwise materially adversely affects the JVC's ability to carry on the Business, then either party may give written notice (a Warning Notice) that it intends to implement the deadlock procedure provided in this clause 10. If the dispute cannot be resolved within thirty (30) days of the Warning Notice, either party may within a further thirty days notify the other in writing (a Deadlock Notice) of such fact. A Deadlock Notice is irrevocable.

Deadlock Notice

10.5 Within a period of thirty days after receiving a Deadlock Notice, both parties shall be required to concur in taking all steps required promptly to place the JVC into liquidation.

Default (including Insolvency)

Event of Default

11.1 It is an Event of Default in relation to either party (a Defaulting Party):

(a) if a Defaulting Party (or any member of its Group) does not pay any amount payable by it under any of clauses 7.1(b), and 8.2 of this Agreement in the manner in which it is expressed to be payable in this Agreement within ten (10) Business Days of the due date;

(b) if a Defaulting Party (or any member of its Group) commits a breach of any of its other obligations under this Agreement (not being a breach referred to in clause 11.1(a)) or under any of the IP Transaction Documents which, alone or taken together with any other such breach or breaches, is material in the context of the Business of the JVC and the other party (the Non-Defaulting Party) serves written notice upon the Defaulting Party specifying the breach in reasonable detail and requiring the Defaulting Party immediately to stop or procure the stopping of the breach and if the breach is remediable, to make, or cause to be made, good the results of the breach within thirty (30) days, and (i) the Defaulting Party fails to so stop, or (ii) if either the breach is not remediable, or, if remediable, is not remedied within such thirty (30) days;

(c) if that party convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors; or

(d) a court of competent jurisdiction makes an order or a resolution is passed, for the dissolution or administration of that party (otherwise than in the course of a reorganisation or restructuring previously approved in writing by the other party, such approval not to be unreasonably withheld or delayed); or

(e) any person other than a member of the other party's Group takes any step (and it is not withdrawn or discharged within ninety (90) days) to appoint a liquidator, manager, receiver, administrator, administrative receiver or other similar officer in respect of any assets which include either (i) the Shares held by that party or any Subsidiary of it or (ii) shares in that party or any holding company of it.

Put Option Notices and Call Option Notices

11.2 If an Event of Default occurs, the Non-Defaulting Party may elect to:

(a) require the Defaulting Party to buy (the Put Option) all of the Non-Defaulting Party's Shares on the terms set out in clause 11.3. The Put Option may be exercised by notice (the Put Option Notice) from the Non-Defaulting Party given at any time within thirty (30) days of the Event of Default (and following any cure period, if applicable);

(b) require the Defaulting Party to sell to the Non-Defaulting Party (the Call Option) all of the Defaulting Party's Shares on the terms set out in clause 11.4. The Call Option may be exercised by notice (the Call Option Notice) from the Non- Defaulting Party given at any time within thirty (30) days of the Event of Default; or

(c) require by notice to the Defaulting Party that the JVC be put into liquidation immediately.

11.3 If a Put Option Notice is served, it must state:

(a) the price at which the Non-Defaulting Party's Shares are to be bought; and

(b) the terms (if any) on which the Non-Defaulting Party in its absolute discretion is willing to continue to provide any or all of its Core Services. For the avoidance of doubt the provisions of this clause 11.3 shall not constitute an obligation on the Non-Defaulting Party to continue to provide its Core Services.

11.4 If a Call Option Notice is served:

(a) it must state the price at which the Defaulting Party's Shares are to be sold; and

(b) the Defaulting Party must continue to provide its Core Services on the same terms as such services have been provided in the twelve month period prior to the date of the Call Option Notice for (subject to the terms of the IP Transaction Documents) a period not exceeding two years from the date of the Call Option Notice.

Reference to Expert

11.5 If the Defaulting Party notifies the Non-Defaulting Party in writing within ten days of the relevant notice being received by the Defaulting Party that is does not accept the price payable for the Shares stated in either the Put Option Notice or the Call Option Notice (as the case may be) (the Option Price) and requires that a third party evaluates the price (the Evaluation Notice), an internationally recognised investment advisor (the Expert) shall be appointed to determine the price at which the Shares shall be transferred, which shall be the Fair Price of the Shares at the date of the Put Option Notice or the Call Option Notice (as the case may be) (the Sale Price). The Expert shall be such internationally recognised investment advisor as the Defaulting Party and the Non-Defaulting Party may agree or, if they fail to agree within fifteen (15) days of the Evaluation Notice (the Failure Date), the Expert shall be an investment advisor independent of both the Defaulting Party and the Non-Defaulting Party and which shall not have been engaged or otherwise performed services for the JVC or any of its Shareholders during any of the five years prior to the Default Date, as the President for the time being of the International Chamber of Commerce appoints at the request of the Defaulting Party. If the Defaulting Party fails to make such a request within fifteen (15) days from the Failure Date, it shall be deemed to have withdrawn the Evaluation Notice and accepted the Option Price.

The Expert shall act as an expert and not as an arbitrator and its decision, which shall be incorporated in a Certificate (the Certificate), shall be final and binding on the parties. The Expert's fees and expenses shall be born in such proportion as the Expert shall determine and such determination as to such fees and expenses shall be final and binding as the parties.

Core Services

11.6 In the case of a Put Option Notice only, the Defaulting Party shall confirm to the Non-Defaulting party whether it requires the Non-Defaulting Party to continue to provide its Core Services as offered in the Put Option Notice. The Non-Defaulting Party shall be under no obligation to include in the Put Option Notice an offer to further provide such Core Services. The Non-Defaulting Party shall be obliged to provide such Core Services only on the terms and under the conditions which are set out in the Put Option Notice.

Completion

11.7 Subject only to any Regulatory Approvals or any requisite approval of shareholders, including of a Holding Company, in general meeting (Approvals):

(a) in the case of a Call Option Notice, the Defaulting Party shall be bound to sell and the Non-Defaulting Party shall be bound to buy the Defaulting Party's Shares; and

(b) in the case of a Put Option Notice, the Non-Defaulting Party shall be bound to sell and the Defaulting Party shall be bound to buy the Non-Defaulting Party's Shares in each case at the:

(a) Option Price, if the Defaulting Party fails to notify the Non-Defaulting Party within the ten day period referred to in clause 11.5;

(b) Sale Price, if the Defaulting Party notifies the exercise of its rights under clause 11.5.

In such event, completion of the sale and purchase of the Shares shall take place within sixty (60) days of the day on which the parties become so bound (the Reference Date) or, if any Approvals have not been obtained by the end of that period, within ten (10) days of the date on which the last Approval to be obtained is obtained. If any Approval has not been obtained within one-hundred and eighty (180) days after the Reference Date, the Put Option Notice or Call Option Notice (as the case may be) shall lapse and have no further effect.

Transfer terms

11.8 The transfer of the Shares shall be on the following terms:

(a) the Shares shall be sold free from all liens, charges and encumbrances and third party rights, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Call Option Notice or Put Option Notice (as the case may be);

(b) with effect from the completion date with respect to a Call Option Notice, the Non-Defaulting Party shall assume any obligations of the Defaulting Party and, with respect to a Put Option Notice, the Defaulting Party shall assume the obligations of the Non-Defaulting Party and any member of their respective Groups under, and shall ensure the release of, any guarantees, indemnities, letters of comfort and/or counter-indemnities to third parties in relation to the business of the JVC. This is without prejudice, in the case of a Call Option Notice, to the Non-Defaulting Party's right and, in the case of a Put Option Notice, the Defaulting Party's right to receive a contribution from the other party for its share of any claims attributable to any liabilities arising in respect of the period before the completion date;

(c) in the case of a Call Option Notice, the Defaulting Party shall deliver to the Non-Defaulting Party duly executed transfer(s) in favour of the Non-Defaulting Party or as it may direct and, in the case of a Put Option Notice, the Non-Defaulting Party shall deliver to the Defaulting Party duly executed transfer(s) in favour of the Defaulting Party or as it may direct, together with, if appropriate, share certificate(s) for the Shares and a certified copy of any authority under which such transfer(s) is/are executed;

(d) against delivery of the transfer(s), the Option Price or the Sale Price (as the case may be) shall be paid by telegraphic transfer to the relevant party's bank account;

(e) the parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the party acquiring the Shares pursuant to the Put Option Notice or the Call Option Notice as the case may be) are registered in the name of the relevant party or as it may direct;

(f) the parties shall do all such other things and execute all other documents (including any deed) to give effect to the sale and purchase of the Shares pursuant to this clause 11.

Power of attorney

11.9 Each of Financial Times and MarketWatch hereby irrevocably, and by way of security for the performance of its obligations under this clause 11, appoints the other its attorney in its name and as its act to execute, sign, deliver and do all such deeds, documents, acts or things which the attorney reasonably judges to be necessary for the performance of the obligations of its appointor under this clause 11.

Liquidation upon Milestone Termination Event

11.10 Upon the occurrence of a Milestone Termination Event, either party may by notice to the other and to the JVC require (subject to the Board's determination otherwise as provided below in this clause 11.10) that the JVC be put into liquidation. The Board may, upon receipt of such notice by the JVC, within ten (10) days thereafter decide and notify the parties that the JVC shall not be put into liquidation.

Transfer of shares

General

12.1 The provisions of this clause 12 apply in relation to any transfer, or proposed transfer, of Shares in the JVC or any interest in those Shares.

Restriction on transfer

12.2 Except as permitted by this clause 12 or with the prior written consent of the other party, no party (or any Shareholder in its Group) shall:

(a) transfer any Shares;

(b) grant, declare, create or dispose of any right or interest in any Shares; or

(c) create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Shares.

Permitted Transfers

12.3 Except for transfers for which consent is given under clause 12.2 or for intra-Group transfers permitted under clause 12.11, no party or any Shareholder in its respective Group may transfer Shares unless it (the Seller) and/or members of its Group transfer all (and not some only) of the Shares collectively held by them (the Seller's Shares).

Initial period

12.4 Except for intra-Group transfers permitted under clause 12.11, no Shareholder shall transfer any Shares during a period of five (5) years from the date of this Agreement without the prior written consent of the other party.

Transfer Notice

12.5 After the end of the initial period referred to in clause 12.4 and before the Seller (and/or any Shareholder in its Group) makes any transfer of the Seller's Shares, the Seller shall first give the other party (the Continuing Party) notice (a Transfer Notice) of any proposed transfer together with details of any proposed third party purchaser (a Third Party Purchaser), the purchase price and all other material terms which the Seller and the Third Party Purchaser have agreed. A Transfer Notice is irrevocable except as provided in this clause 12.

Right of Continuing Party to purchase

12.6 On receipt of the Transfer Notice, the Continuing Party shall have the right to buy all (but not some only) of the Seller's Shares at the price specified in the Transfer Notice (or at such other price as the Seller and the Continuing Party agree) by giving notice to the Seller within sixty days of receiving the Transfer Notice (the Acceptance Period). The parties' obligations to complete the purchase are subject to the provisions of clause 12.7.

Obligation to complete

12.7 The Continuing Party shall be bound (subject only to any necessary approvals of its or its Holding Company's shareholders in general meeting and any Regulatory Approvals) to buy the Seller's Shares on giving the Seller notice that it is exercising its rights under clause 12.6. In such event, completion of the sale and purchase of the Seller's Shares shall take place within thirty (30) days of the giving of the notice or, if later, the obtaining of all Regulatory Approvals and any shareholder approval. Notwithstanding the foregoing, such notice and the Continuing Party's right to buy the Seller's Shares shall cease to have effect if:

(a) any necessary approval of the Continuing Party's shareholders in general meeting is not been obtained within the thirty (30) day period; or

(b) any necessary Regulatory Approval is not obtained within one-hundred and eighty (180) days of the giving of the notice; or

(c) earlier than the end of the one-hundred and eighty (180) day period referred to in clause 12.7(b), any relevant authority conclusively refuses to grant any such Regulatory Approval.

Seller's right to sell to Third Party Purchaser

12.8 If the Continuing Party does not exercise its right to buy under clause 12.6 or any notice given under that clause ceases to have effect pursuant to clause 12.7, the Seller may (subject to clause 12.9 below) transfer the Seller's Shares on a bona fide arm's length sale to a Third Party Purchaser at a price not less than the purchase price specified in the Transfer Notice provided that:

(a) the Third Party Purchaser acquiring the Seller's Shares would not, in the Continuing Party's reasonable opinion, be materially detrimental to the JVC's interests;

(b) the Third Party Purchaser (or any shareholder of it) is not directly or indirectly a substantial competitor of the Continuing Party or the JVC; and

(c) the transfer is completed within one-hundred and eighty (180) days after the latest of:

(i) the date of the Transfer Notice; or

(ii) if any notice given by the Continuing Party has ceased to have effect pursuant to clause 12.7, the date on which that notice ceased to have effect.

The parties shall give (or ensure that any Shareholders in their respective Groups shall give) any approvals required by the Articles in relation to any transfer of Shares permitted by the terms of this clause 12.

Sale terms

12.9 The sale of any Seller's Shares to the Continuing Party or a Third Party Purchaser shall be on the following terms:

(a) the Seller's Shares will be sold free from all liens, charges and encumbrances and third party rights and together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Transfer Notice;

(b) the Continuing Party/Third Party Purchaser shall assume, with effect from the completion date, any obligations of the Seller and any member of its Group under (and shall procure the release of) any guarantees, indemnities, letters of comfort and/or counter-indemnities to third parties in relation to the business of the JVC. Where the buyer is the Continuing Party, any such assumption shall be without prejudice to the Continuing Party's right to receive a contribution from the Seller for its share of any claims attributable to any liabilities arising in respect of the period before the completion date;

(c) if the buyer is a Third Party Purchaser, it shall take an assignment of, or make available equivalent finance in place of, any loans, loan capital, borrowings and indebtedness in the nature of borrowing (but excluding, for the avoidance of doubt, any debts incurred in the ordinary course of trade which are at the relevant time outstanding on inter-company accounts) owing at that time from the JVC to the Seller or any member of its Group;

(d) the Seller shall deliver to the Continuing Party/Third Party Purchaser duly executed transfer(s) in favour of the Continuing Party/Third Party Purchaser, or as it may direct, together with the appropriate share certificate(s) in respect of the Seller's Shares and a certified copy of any authority under which such transfer(s) is/are executed;

(e) against delivery of the transfer(s), the Continuing Party/Third Party Purchaser shall pay the total consideration for the relevant Seller's Shares to the Seller by wire transfer of immediately available funds on the completion date.

(f) the parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the Continuing Party/Third Party Purchaser) are registered in the name of the Continuing Party/Third Party Purchaser or as it may direct;

(g) the Seller shall do all such other things and execute all other documents (including any deed) as the Continuing Party/Third Party Purchaser may reasonably request to give effect to the sale and purchase of the Seller's Shares;

(h) if the buyer is a Third Party Purchaser, it shall enter into an agreement with the Continuing Party to be bound (in terms reasonably satisfactory to the Continuing Party) by provisions corresponding to the Seller's obligations under this Agreement including (but without limitation) those under this clause 12. If requested by the Third Party Purchaser, the Seller shall ensure that all the Directors appointed by it resign and the resignation(s) take effect without any liability on the JVC for compensation for loss of office or otherwise.

Agency Authority for Transfers

12.10 The parties agree that the Board may authorise any person to execute and deliver the necessary transfers of Shares pursuant to clause 12.9 and the JVC may receive the purchase price on trust for the Seller and cause the Continuing Party or the Third Party Purchaser (or such other person as the Seller may direct pursuant to clause 12.9(d)) to be registered as the holder of the Shares. The receipt by the JVC for the purchase money shall be a good discharge to the Continuing Party or the Third Party Purchaser. The parties shall procure that the JVC shall as soon as practicable pay to the Seller the purchase money so received by it.

Intra-Group transfers

12.11 A Shareholder may at any time transfer any of the Shares held by it to a company which:

(a) (where the transferor is one of the parties itself) is a wholly-owned Subsidiary of that party; or

(b) (where the transferor is a Subsidiary) is either the party of which the transferor is a Subsidiary or is a wholly-owned Subsidiary of the relevant party.

Shareholder ceasing to be a Subsidiary

12.12 Each of Financial Times and MarketWatch undertakes to ensure that any Subsidiary shall transfer all of the Shares which it then holds to the party of which it is a Subsidiary (or to a wholly-owned Subsidiary of that party) before any Shareholder in its Group ceases being a wholly-owned Subsidiary of it at any time.

Bring- along

12.13 The Seller shall use all reasonable endeavours (but without involving any financial obligation on its part) to ensure that the Transfer Notice which it gives under clause 12.5 is accompanied by an offer to the Continuing Party from the Third Party Purchaser to buy all the Shares held by the Continuing Party on the same terms (including price per Share) as are set out in the Transfer Notice. The offer shall be expressed to be irrevocable, governed by English law and open for acceptance by the Continuing Party during the Acceptance Period. If the Transfer Notice is not accompanied by such an offer:

(a) the Acceptance Period for the purposes of clause 12.6 shall, notwithstanding the terms of clause 12.6, be extended to a period of one hundred and eighty days from the date of receipt of the Transfer Notice;

(b) the Seller shall use all reasonable endeavours during the extended Acceptance Period (but without involving any financial obligation on its part) to ensure that:

(i) the Third Party Purchaser makes an offer to the Continuing Party in the terms of this clause 12.13; and

(ii) the Continuing Party may participate fully at its own expense in all negotiations and discussions between the Seller and the Third Party Purchaser or their respective agents; and

(c) subject to any confidentiality obligations owed to third parties, the Seller shall give the Continuing Party full access to all documents and information in the Seller's possession or under its custody and control which:

(i) directly or indirectly relates to the intended transfer of the Seller's Shares to the Third Party Purchaser; and

(ii) the Continuing Party may require in connection with negotiations and discussions with the Third Party Purchaser.

Financial matters, Information and reporting

Accounting Principles

13.1 The JVC shall adopt accounting principles to be approved by the Board in relation to its financial statements necessary or desirable to enable each of the parties hereto and their respective Affiliates to comply with the financial reporting requirements for public companies in each of the United Kingdom and the United States.

Auditors

13.2 The JVC's auditors shall be PricewaterhouseCoopers or such other firm of chartered accountants of recognised international standing as the parties may agree from time to time.

Financial Year

13.3 The JVC's Financial Year shall be 31 December, unless the parties agree otherwise.

Dividend policy

13.4 The parties shall, unless they agree otherwise in relation to any Financial Year, take all steps to ensure that in respect of each Financial Year the JVC distributes promptly by way of dividend all profits, available for distribution in accordance with applicable law, that are surplus to the funding requirements shown in the draft Budget for the following Financial Year attached to the relevant Business Plan. The JVC's Memorandum and Articles shall provide for the ability to pay interim dividends whenever legally permitted.

Inspection and information

13.5 Upon reasonable notice to the management of the JVC each party may examine the separate books, records and accounts to be kept by the JVC during its regular business hours. Each party shall be entitled to receive all information, including monthly management accounts and operating statistics and other trading and financial information as and, in such form as a party reasonably requires to keep it properly informed about the business and affairs of the JVC, to enable such party to comply with all applicable laws, rules and regulations applicable to such party in its jurisdiction of organisation or as required by any stock exchanges on which its shares are listed and traded and generally to protect its interests as a shareholder.

Accounts, Business Plan and Budgets

13.6 Without prejudice to the generality of clause 13.5 the parties shall procure that:

(a) the JVC shall supply the parties with: (i) copies of unaudited accounts for the JVC (complying with all relevant legal requirements) not more than thirty (30) days following the end of the first three (3) quarterly periods of each Financial Year, and (ii) a copy of the audited annual accounts for the JVC not later than sixty (60) days following the end of each Financial Year;

(b) the draft Business Plan for any Financial Year, including the draft Budget and any requisite draft Funding Schedule, shall be submitted to the Board for approval at the latest three months before the end of the previous Financial Year and that the Board shall use its best efforts to agree the Business Plan for any Financial Year at the latest three months after the beginning of the Financial Year to which it relates;

(c) if the Board has not approved the terms of the draft Budget at the beginning of the respective Financial Year, then the Business of the JVC shall continue for three months after the beginning of the Financial Year in question on the Budget for the previous Financial Year plus 3%;

(d) the Board shall as soon as reasonably practical, but in any event not more than fifteen Business Days after the end of each calendar month, prepare management accounts (which, for the avoidance of doubt, compare the JVC's performance against the Budget and Business plan) for the JVC; and

(e) the Board shall report at least monthly in writing on the implementation of the Business Plan and on all transactions outside the ordinary course of business and shall cause copies of the relevant Board Minutes to be settled and distributed promptly to the parties.

Confidentiality

Confidentiality obligation

14.1 Each party shall use (and shall ensure that each of its Subsidiaries shall use) all reasonable endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

(a) which it may have or acquire before or after the date of this Agreement in relation to the JVC's customers, business, assets or affairs; this includes, without limitation, any information provided pursuant to clause 11;

(b) which it may have or acquire before or after the date of this Agreement in relation to the customers, business, assets or affairs of any Financial Times Group Member (if the party is MarketWatch) or of any MarketWatch Group Member (if the party is Financial Times) resulting from:

(i) negotiating this Agreement;

(ii) being a shareholder in the JVC;

(iii) having appointees on the Board; or

(iv) exercising its rights or performing its obligations under this Agreement; or

(c) which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement including, without limitation, the IP Transaction Documents).

Neither party shall use for its own business purposes or disclose to any third party any such information (collectively, Confidential Information) without the consent of the other party except to the extent that disclosure of such Confidential Information is necessary for the purposes of performing their obligations under this Agreement. In performing its obligations under this clause 14, each party shall apply the confidentiality standards and procedures it applies generally in relation to its own confidential information.

Exceptions from confidentiality obligation

14.2 The obligation of confidentiality under clause 14.1 does not apply to:

(a) the disclosure (subject to clause 14.3) on a 'need to know' basis to a company which is another Financial Times Group Member or MarketWatch Group Member (as the case may be) where the disclosure is reasonably necessary for the purpose of this Agreement;

(b) information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

(c) the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgement, order or requirement of any court or other competent authority provided, that the disclosing party shall first give the other party such prior notice of such requirement as is reasonably practicable and to the extent that it is reasonably practicable, shall act to obtain or permit the other party to act to obtain confidential treatment for all such Confidential Information required to be disclosed;

(d) the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group;

(e) the disclosure (subject to clause 14.3) in confidence to a party's professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

(f) information which becomes within the public domain (otherwise than as a result of a breach of this clause 14); or

(g) any announcement made in accordance with the terms of clause 24.

Employees, agents and advisers

14.3 Each party shall inform (and shall ensure that any Subsidiary shall inform) any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(a) to keep it confidential; and

(b) not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

The disclosing party is responsible for any breach of this clause 14 by the person to whom the Confidential Information is disclosed.

Return of Confidential Information

14.4 If this Agreement terminates, each party undertakes to the other that it shall (and shall use all reasonable endeavours to procure that its Subsidiaries and its officers, employees, agents, professional and other advisers and those of its Subsidiaries shall) promptly:

(a) return to the other party or the JVC all original documents containing Confidential Information belonging to, or relating to, such other party or the JVC which it has or they have; and

(b) destroy any copies of such documents and any other document or other written record reproducing, containing or made from or with reference to the Confidential Information and shall, upon request, provide a certificate of an authorised officer attesting to such destruction.

(save, in each case, for any submission to or filings with governmental, tax or regulatory authorities).

14.5 Each Party shall ensure that all computer files comprising reports, summaries or other material or information relating to or derived from any documents or copy documents mentioned in clause 14.4 (a) or 14.4 (b) in the possession of such Party shall (in so far as they can, with reasonable effort, be identified and deleted) be deleted from any computer, word processor or other device containing the same.

14.6 Notwithstanding clauses 14.4 and 14.5, the written documents referred to in clause 14.4 which are created and/or owned by such Party or any of its professional advisers and relating to the Business (including any working papers, attendance notes, mark-ups of drafts and similar materials so owned and/or created) and (b) a diskette copy of the computer files referred to above in clause 14.5 (which can, with reasonable effort, be identified and deleted) may be securely stored by such Party but shall be used, or disclosed thereafter to any third party, only for the purpose of actual or potential litigation arising out of or in connection with this Agreement.

Survival after termination

14.7 The provisions of this clause 14 continue to apply if this Agreement is terminated.

Regulatory matters

Co- operation

15.1 The parties shall co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of this Agreement, or the transactions contemplated by it, is supplied to the party dealing with such notification and filing and that they are properly, accurately and promptly made.

Regulatory Action

15.2 If any material Regulatory Action is taken or threatened, the parties shall promptly meet to discuss:

(a) the situation and the action to be taken as a result; and

(b) whether any modification to the terms of this Agreement (or any agreement entered into pursuant to this Agreement) should be made in order that any requirement (whether as a condition of giving any approval, exemption, clearance or consent or otherwise) of the European Commission or any other regulatory authority may be reconciled with, and within the intended scope of, the business arrangement contemplated by this Agreement. The parties shall co-operate to give effect to any agreed modifications.

Relationship with Financial Times group and MarketWatch group

Contracts

16.1 Each party shall ensure that any contracts (other than the IP Transaction Documents) between the JVC and members of that party's Group are made on an arm's length commercial basis and on terms that are not unfairly prejudicial to the interests of either party or the JVC.

Claims by JVC

16.2 If the JVC has or may have any claim against a party arising out of any agreement entered into by the JVC and any member of that party's Group, that party will ensure that its nominated Directors shall not do anything to prevent or hinder the JVC asserting or enforcing the claim against the first mentioned party and that they shall, if necessary, enable all decisions regarding such claims to be taken by the directors nominated by the party wishing to assert or enforce the claim. This is without prejudice to any right of the latter party itself to dispute the claim.

Tax matters

Consortium relief

17.1 Each Party shall use all reasonable endeavours so that all of the JVC's trading losses and other amounts eligible for relief from corporation tax under Chapter IV of Part X of the Income and Corporation Taxes Act 1988 (ICTA) (consortium relief) are surrendered or made available to the Shareholders and/or other members of the relevant party's Group in proportion to their shareholdings in the JVC. For this purpose:

(a) the JVC and each party shall give all consents and take such other action (including, in the case of the JVC, submission of computations) as may reasonably be required to ensure that surrenders are promptly and effectively made within any relevant time limits;

(b) each party shall ensure, in respect of each surrender that the relevant claimant company makes a payment in relation to the amount surrendered (as referred to in s402(6) ICTA) within one (1) month of the date on which corporation tax becomes (or but for the utilisation of relevant relief would have become) payable by the claimant company for its corresponding accounting period (as provided by s403A(8) ICTA);

(c) the amount of any payment referred to in paragraph (b) shall be equal to the net present value of loss of benefit from time to time by the JVC, discounted at the rate of 1 per cent. over the Base Rate of Barclays Bank PLC from time to time;

(d) any such payment made pursuant to paragraph (b) shall be subject to return if and to extent that it is determined that relevant losses or other amounts surrendered are not available for surrender for reasons other than insufficiency of profits of the claimant or other members of the relevant party's Group.

Assurances

Exercise of rights and powers of control

18.1 So far as it is legally able, each party agrees with the other to exercise all voting rights and powers (direct or indirect) available to it in relation to any person and/or the JVC to ensure that the provisions of this Agreement (and the other agreements referred to in this Agreement) are completely and punctually fulfilled, observed and performed and generally that full effect is given to the principles set out in this Agreement.

Performance by Subsidiaries

18.2 Each party shall ensure that its Subsidiaries perform:

(a) all obligations under this Agreement which are expressed to relate to members of its respective Group (whether as Shareholders or otherwise) and

(b) all obligations under any agreement entered into by any of its Subsidiaries pursuant to this Agreement.

The liability of a party under this clause 18.2 shall not be discharged or impaired by any amendment to or variation of this Agreement any release of or granting of time or other indulgence to any of its Subsidiaries or any third party or any other act, event or omission which but for this clause would operate to impair or discharge the liability of such party under this clause 18.2.

Non- assignment

19. No party nor any Shareholder in its Group shall, nor shall purport, to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement in whole or in part (otherwise than pursuant to a transfer of Shares to a third party in accordance with the terms of this Agreement) or the assignment by a party of its interest herein to its wholly-owned direct or indirect subsidiary in accordance with clause 12.11 of this Agreement.

Waiver of rights

20. No waiver by a party of a failure by the other party to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

Amendments

21. A variation of this Agreement (or of any of the documents referred to in it) is valid only if it is in writing and signed by or on behalf of each party.

Invalidity

22. If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

No partnership or agency

23.1 Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the parties nor, except as may be expressly set out in it, constitute either party the agent of the other for any purpose.

23.2 Unless the parties agree otherwise in writing, neither of them shall:

(a) enter into any contracts or commitments with third parties as agent for the JVC or for the other party; or

(b) describe itself as such an agent or in any way hold itself out as being such an agent.

Announcements

24.1 No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to clause 24.2) be made or issued by or on behalf of either party or any of its Subsidiaries without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

24.2 If a party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental authority, the relevant party shall give the other party reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and/or stock exchange obligations).

Costs

25. Each of the parties shall, subject to clause 11.5, pay its own costs, charges and expenses (including taxation) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it. The approved costs, fees and other expenses incurred by either party on behalf of the JVC in accordance with the provisions herein in connection with the formation of the JVC prior to Completion shall be borne equally by the parties.

Entire agreement

26.1 This Agreement, the IP Transaction Documents and set out the entire agreement and understanding between the parties with respect to the subject matter of it and supersedes any prior understanding or agreement in relation to such subject matter.

26.2 Neither party has relied or has been induced to enter into this Agreement in reliance on any representation, warranty or undertaking which is not set out in this Agreement.

26.3 A party may claim in contract for breach of warranty under this Agreement but no party shall be liable to the other for any misrepresentation or untrue statement which is not set out in this Agreement.

Conflict with articles

Supremacy of this Agreement

27.1 If the provisions of this Agreement conflict with the Memorandum and Articles or the JVC's other constitutional documents the provisions of this Agreement shall prevail as between the parties. The parties shall:

(a) exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

(b) (if necessary) ensure that any required amendment is made to the Memorandum and Articles or other constitutional document of the JVC.

Transfers of Shares

27.2 Without prejudice to the generality of clause 27.1, the provisions of this Agreement shall prevail in relation to the transfer of Shares and, accordingly:

(a) neither party shall use the provisions of any Article of the Articles of the JVC to frustrate the operation of clauses 11 or 12 of this Agreement;

(b) each party shall promptly give (or ensure that any Shareholder in its Group promptly gives) any approval under the Articles of the JVC which is necessary or appropriate to give full and immediate effect to the procedure contemplated by the provisions of clauses 11 or 12 and/or any transfer of Shares permitted under this Agreement; and

(c) each party, irrevocably and by way of security for the performance of its obligations under this Agreement to transfer Shares, appoints the other party its attorney to execute, sign and do all such deeds, documents, acts and things as are reasonably required for the purpose of or in connection with effecting and perfecting any such transfer of Shares.

Termination of agreement

Duration

28.1 This Agreement shall continue in full force and effect until the earlier of (i) the date that is fifteen years after the date hereof, or (ii) such time as a Financial Times Group Member and a MarketWatch Group Member do not both hold Shares in the JVC. If as a result of any issue, sale or disposal made in accordance with this Agreement the Shares are not so held, then this Agreement shall terminate and cease to be of any effect. This shall not:

(a) relieve any party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that party before termination;

(b) affect the terms of any agreement replacing this Agreement entered into by Financial Times and MarketWatch, or any successor of either of them holding Shares;

(c) affect the terms of clause 14 of this Agreement (Confidentiality) and clause 24 (Announcements).

Notices

Notices

29.1 Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be:

(a) sent by fax to the number set out in clause 29.2 with confirmation of receipt; or

(b) delivered by hand or sent by prepaid recorded delivery, special delivery or registered post to the relevant address in clause 29.2.

In each case it shall be marked for the attention of the relevant party set out in clause 29.2 (or as otherwise notified from time to time under this Agreement). Any notice given by hand delivery, fax or post shall be deemed to have been duly given:

(a) if hand delivered, when delivered;

(b) if sent by fax, twelve (12) hours after the time of despatch;

(c) if sent by recorded delivery, special delivery or registered post, at 10 am on the second Business Day from the date of posting unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or by fax) the delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

Address of notices

29.2 The addresses and fax numbers of the parties for the purpose of clause 29.1 are:

(a) Financial Times:

Address: Number One, Southwark Bridge, London SE1 9HL

Fax No: 0171 373 3960

For the attention of: Company Secretary

(b) MarketWatch:

Address: 825 Battery Street
San Francisco, California 94111 U.S.A.

Fax No: (415) 392-1954

For the attention of: Chief Executive Officer

With a copy to:

Fenwick & West LLP
Two Palo Alto Square
Palo Alto, CA 94306
Fax: (650) 494-1417
Attention: John W. Kastelic

English language

29.3 All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

Settlement of disputes

30.1 If any dispute between Financial Times and MarketWatch arises in connection with this Agreement or any associated agreement entered into pursuant to this Agreement, they shall use all reasonable endeavours to resolve the matter amicably. If one party gives the other notice that a material dispute has arisen and the parties are unable to resolve the dispute within thirty (30) days of service of the notice, then the dispute shall be referred to the respective Chairmen of Financial Times and MarketWatch. Neither party shall resort to litigation or arbitration against the other under this Agreement until thirty (30) days after the referral. This shall not affect a party's right, where appropriate, to seek an immediate remedy for an injunction, specific performance or similar court order to enforce the obligations of the other party.

Arbitration

30.2 If any dispute arising out of or in connection with this Agreement is unresolved by the Chairmen of Financial Times and MarketWatch pursuant to clause 30.1, it shall be referred to and finally settled by arbitration under the Rules of the London Court of International Arbitration by one or more arbitrators appointed in accordance with those Rules. The place of arbitration shall be London. The language of arbitration proceedings shall be English.

Counterparts

31. This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Governing law

32. This Agreement shall be governed by and construed in accordance with the laws of England.

As witness this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

SIGNED by _____ _____ _____ )
for and on behalf of )
FINANCIAL TIMES )
GROUP LIMITED )

SIGNED by _____ _____ _____ )
for and on behalf of )
MARKETWATCH.COM INC. )
LIMITED )

EXHIBIT A

FT Trade Mark Licence

TRADE MARK LICENCE AGREEMENT (this Licence Agreement) made on _____ _____ 2000

Between

(1) FINANCIAL TIMES LIMITED, a company incorporated under the laws of England and Wales, whose registered office is at Number One, Southwark Bridge, London SE1 9HL (the Licensor)

(2) FINANCIAL TIMES MARKETWATCH.COM (EUROPE) LIMITED, a company incorporated under the laws of England and Wales whose registered office is at [ _____ _____ _____ ] (the Licensee).

Whereas

(A) The Licensor is the owner of "FT" and "FINANCIAL TIMES" trade marks, short details of the existing registrations and applications for which in the Territory are set out in the Schedule hereto.

(B) The Licensor has entered into a Joint Venture Agreement with MarketWatch.com, Inc. (MarketWatch) (the JV Agreement). Pursuant to the JV Agreement the Licensor and MarketWatch have agreed to form a joint venture and acquire shares in the Licensee for the purpose of jointly developing the Business and the Licensee is accordingly to be given certain rights to use "FT" and "FINANCIAL TIMES" word marks, inter alia, as part of the Corporate Name of the Licensee and in connection with the Business to be conducted by the Licensee, subject to the terms and conditions of this Licence Agreement.

It is agreed as follows

Definitions

1.1 In this Licence Agreement, unless separately defined below or the context otherwise requires, all expressions shall have the meanings given to them in the JV Agreement:

Accounting Period means each of the three month periods ending on 31 March, 30 June, 30 September and 31 December for each year of the Term and the part of any such period from the Effective Date to the end of such period and from the commencement of any such period until [1700 GMT] on the final day of the Term or, as the case may be, the date of termination of this Licence Agreement;

Co-Branded Site means a website containing content that derives from and is substantially similar to the content of the Website that is operated under an agreement between the Licensee and a third party to promote and derive revenue for the Business among other things.

Corporate Name means the company, business or trading name of the Licensee;

Domain Name means any domain name used as part of the uniform resource locator (URL) of Websites or Co-Branded Sites on the Internet registered in the name of the Licensee at the domain name registries in the Territory;

Effective Date means the date of this Licence Agreement first set forth above;

Ft.com means the website owned and operated by the Licensor and located on the Internet under the domain name "ft.com";

Internet means the global network of interconnecting computer systems including without limitation the worldwide web;

Licensed Marks means the marks "FT" and "FINANCIAL TIMES" and registrations and applications for registration for these marks in any jurisdiction;

Net Revenues means the total amount of all revenues received in the ordinary course of the Licensee's conduct of the Business less Value Added Tax or any analogous tax in any other jurisdiction, and less usual trade discounts, allowances for returns, and any product packing, insurance and transport costs, but in all events excluding:

(a) any revenue derived from the Licensor or MarketWatch; and

(b) revenue attributable to enterprises that are acquired by Licensee, with such revenue for each relevant year deemed fixed as of the date of such enterprises' acquisition, by computing the enterprise's revenue for the 12 month period ended immediately prior to the date of its acquisition;

Promotional Material means any promotional and advertising materials in any media created by (or on behalf of) the Licensee for the purpose of promoting the Business in the Territory;

Royalty Rate means five percent (5%) for the first five (5) years, and three percent (3%) for the next five years and two percent (2%) for the last five years thereafter until the fifteenth anniversary of the Effective Date.

Term means the period from the Effective Date until the first to occur of the following events:

(a) termination of this Licence Agreement pursuant to Clause 8.2 below; or

(b) expiration or earlier termination of the JV Agreement pursuant to Clause 28.1 of the JV Agreement; or

(c) on Financial Times ceasing to provide Core Services pursuant to Clause 11.6 of the JV Agreement; or

(d) on liquidation of the JVC pursuant to Clauses 10.5 or 11.10 of the JV Agreement.

Website means a website established by (or on behalf of) the Licensee for the purposes of the Business.

1.2 In this Licence Agreement, unless the context otherwise requires:

(a) references to persons shall include individuals, bodies corporate (whenever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and shall not affect the construction of the Agreement;

(c) references to one gender shall include each gender and all genders;

(d) any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactments.

Grant of Licence

2.1 In consideration of the payment of the royalties pursuant to clause 6 of this Licence Agreement by the Licensee to the Licensor the Licensor hereby grants to the Licensee a non-exclusive, worldwide, royalty- based licence during the Term and for a period of ninety (90) days thereafter, throughout the Territory to use the Licensed Marks:

(a) in any page of the Website and any Co-Branded Site (including in any hypertext links within the Website which link to ft.com);

(b) as part of the Domain Name and to register such Domain Name at the domain name registries in the Territory;

(c) on and in the Promotional Material;

(d) as part of the Corporate Name; and

(e) in connection with the Business,

subject to the terms and conditions of this Licence Agreement. The Licensee may grant sublicenses of the foregoing rights but only as to combination brands listed in Clause 3(f) below (and not as stand alone Licensed Trade Marks) and only for use in connection with Co-Branded Sites (including in links to Co-Branded Sites from other websites), and on and in Promotional Material therefor; provided that, any such sublicensee must execute a sublicense agreement that contains provisions that are, as to the Licensed Trade Marks and as to Licensor, at least as protective as the provisions of this Licence Agreement. Any such sublicence agreements shall provide for expiry co- terminous with the expiry or earlier termination of this Licence Agreement.

Acknowledgement

2.2 The Licensee acknowledges and accepts that, as at the date of this Licence Agreement, the Licensor has not obtained trade mark registrations for Licensed Trade Marks in all countries of the world and accordingly in countries where the licensor has not obtained such registrations the Licensor can and does licence under Clause 2.1 only such unregistered trade mark right, title and interest as it may own in and to the Licensed Trade Marks. The Licensor makes no express warranty or representation (and none shall be implied) as to the extent of rights in the Licensed Marks, if any.

Conditions Of Use

3. The Licensee hereby undertakes that:

(a) it will use the Licensed Marks only as licensed herein and not otherwise;

(b) consistent with prudent business judgement and Clause 3.1(a) of the JV Agreement, the Licensed Marks shall form part of the branding of the Business will be used prominently in the Website;

(c) the Website and the Promotional Material will conform to such standards of quality as the Licensor may from time to time reasonably require, which shall be no lower than that generally achieved by the Licensor in providing Ft.com and related goods and services in the course of its business as at the date of this Licence Agreement;

(d) it will not use the Licensed Marks in a manner which is reasonably likely to be prejudicial to the use of the Licensed Marks by the Licensor or its successors, assignees or licensees;

(e) the Licensed Marks shall be used in a layout, form, size, printing style, colour and type face to be approved by the Licensor in advance of use (such approval not to be unreasonably withheld or delayed);

(f) it will not use the Licensed Marks together or in combination with any other marks, names, logos, symbols or devices without the prior written consent of the Licensor, other than in the forms:

(i) as part of a hypertext link to Licensor's website only, "Financial Times" or "ft.com";

(ii) "Financial Times MarketWatch"; and

(iii) as part of, or in reference to (including but not limited to use in keywords or metatags), the Domain Names only, "FT MarketWatch.com" "FT MarketWatch", "FTMKTW.com" and "FTMKTW".

Provided, however, that the marks in paragraphs 3(f) (ii) and (iii) (but not the Licensed Marks alone) may be used in other combinations with third party trade marks in describing a Co-Branded Site.

(g) it will not use any device mark, logo, or symbol which is substantially similar to or so nearly resembles the Licensed Marks as to be likely to cause deception or confusion;

(h) it will include on the home page of the Website, a statement that "THE FINANCIAL TIMES and the "FT" are trade marks of The Financial Times Limited and are used under licence" (or as may be advised in writing to the Licensee, an equivalent statement in relation to the Licensor's successors in title or assignees as the case may be);

(i) it will not use the Licensed Marks in a manner which is reasonably likely to cause material harm to the goodwill attaching to the Licensed Marks;

(j) it will meet, no more than quarterly, if so required by the Licensor, to discuss the maintenance of the above standards of quality and presentation.

Samples and Access

4. If it is found that any item of the Promotional Material or any page of the Website or a Co-Branded Site bearing or intended to bear the Licensed Marks (the Materials) is not in conformity to any material extent with any of the Licensee's obligations under this Licence Agreement, the Licensor shall give the Licensee written notice of that fact setting out the reasons for the lack of conformity in reasonable detail. The Licensee undertakes that it will not print, publish, distribute, issue to the public, sell or offer for sale any non-conforming Materials under the Licensed Marks without the prior written consent of the Licensor.

Acknowledgement/Registration of the Marks

5.1 The Licensee acknowledges and agrees that:

(a) all rights in and to the Licensed Marks belong to the Licensor (subject only to the limited rights granted herein);

(b) it shall not in any territory acquire or claim any interest in or title to the Licensed Marks or the goodwill attaching thereto by virtue of the rights granted to it under this Licence Agreement or through its use of the Licensed Marks under this Licence Agreement; and

(c) all goodwill arising through use of the Licensed Marks by the Licensee in any territory shall at all times be deemed to have accrued to the Licensor.

5.2 Further, the Licensee undertakes that:

(a) it shall not, in any jurisdiction, apply to register, register or seek to register any trade marks, domain names, (other than Domain Names, the Corporate Name and name combinations set forth in paragraphs 3(f) (ii) and (iii) above, as licensed herein), copyright or analogous right which is identical with or substantially similar to or includes any of the Licensed Marks;

(b) it shall use its best endeavours not to do anything which is reasonably likely to prejudice the Licensor's rights in and to the Licensed Marks;

(c) at the Licensor's request and reasonable expense, it shall execute or procure the execution of any document which may be necessary to allow the recordal of the rights granted to the Licensee under this License Agreement and the corresponding cancellation of such recordal on the termination or expiry of this Licence Agreement, for whatever reason;

(d) at the Licensor's request and reasonable expense, it shall provide the Licensor with such reasonable assistance as the Licensor considers necessary for the purpose of pursuing any application or obtaining or maintaining any registration of the Licensed Marks.

Payment of Royalties

6.1 The Licensee agrees to pay the Licensor payments, calculated by multiplying the Net Revenues by the Royalty Rate, payable quarterly in arrears. Moneys payable pursuant to this clause shall accompany the statement furnished by the Licensee pursuant to Clause 6.2(a).

6.2 The Licensee shall deliver to the Licensor:

(a) within thirty (30) days following each Accounting Period, a statement showing Net Revenues for the most recent Accounting Period and the calculation of the royalty based on the Royalty Rate; and

(b) any other information reasonably required in order to understand the royalty payments and Net Revenues as shall be requested by the Licensor from time to time.

6.3 All moneys to be paid hereunder shall be made together with any value added tax (or other similar tax) chargeable thereon.

6.4 All moneys due hereunder shall be paid in full without deductions, except only for such tax as the Licensee is obliged to deduct under any applicable law. The Licensee shall give the Licensor all reasonable assistance without charge to the Licensor to recover (under the provisions of double tax conventions or other lawful manner) any tax so withheld and to obtain any necessary authorisations and the like to enable the Licensee lawfully to pay without deduction of tax or to enable the Licensor to recover such tax or to obtain a tax credit in respect of any amount of tax so withheld.

6.5 In the event of any payment required to be made by the Licensee under this Licence Agreement not being received by the Licensor on or before the due date of payment, interest shall become payable thereon both before and after judgment at the rate of 3 per cent above the base rate of Barclays Bank plc (or, if such rate is not available, the nearest equivalent rate of another clearing bank in the City of London nominated by the Licensor and reasonably acceptable to Licensee) for the time being in force from the due date for payment to the date when payment is actually received. In the event of any other rate being substituted for the base rate then such substituted rate shall apply for the purpose of this Clause 6.

6.6 If any dispute shall arise between the parties hereto as to any royalty payment to be made hereunder, such dispute shall be determined by an accountant appointed in default of agreement between the parties by the President for the time being of the Institute of Chartered Accountants in England and Wales who shall act as an expert and not as an arbitrator and the fees and expenses of the accountant shall be borne equally by the parties unless the accountant directs otherwise.

6.7 All payments to be made by the Licensee to the Licensor shall be made in a mutually agreed manner.

6.8 Licensor shall have the right, at its own expense, to use certified accounting representatives reasonably acceptable to Licensee to make examinations and audits, by prior arrangement, during normal business hours, of Licensee's accounts that contain information supporting or reflecting Licensee's calculation of the statement provided under Clause 6.2(a) of this Licence Agreement. Any information so revealed shall be maintained in strict confidence by both the certified accounting representative and Licensee, shall not be disclosed by either of them to any third party, and shall be used solely to verify Licensee's calculation of the statement provided under Clause 6.2(a).

Infringements

7.1 The provisions of Section 30(2) of the Trade Marks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or analogous legislation in any country in the world, if any, are expressly excluded by the parties for the purposes of this Licence Agreement.

7.2 (a) Subject as provided in clause 7.2(b) below, the Licensor shall have the exclusive right in its sole and absolute discretion, and at its own expense, to assume the conduct of all actions and proceedings relating to the Licensed Marks in any country in the world and the Licensee agrees to provide to the Licensor at the Licensor's reasonable expense all assistance which the Licensor may reasonably require in connection therewith. Any costs or damages recovered as a result of any such actions or proceedings shall be for the account of the Licensor unless any such infringements have clearly caused financial loss to the Licensee in which case the parties agree to negotiate in good faith an appropriate allocation of any damages so recovered.

7.2 (b) If the Licensor decides not itself to bring any action for infringement of the Licensed Marks in any jurisdiction, the Licensor shall at the request of the Licensee lend its name to infringement proceedings taken by the Licensee in that jurisdiction, subject to receiving an indemnity from the Licensee in respect of the costs or liabilities so incurred by the Licensor and provided always that the Licensor shall have the right to approve all matters relating to the conduct of any proceedings taken in its name such approval not to be unreasonably withheld or delayed. Any costs or damages recovered as a result of proceedings taken by the Licensee shall be for the account of the Licensee unless any such infringements have clearly caused financial loss to the Licensor in which case the parties agree to negotiate in good faith an appropriate allocation of any damages so recovered.

7.3 The Licensee shall stop using the Licensed Marks anywhere in the world as soon as reasonably practicable after receipt of written notice from the Licensor (or the Licensor's trade mark agents or legal advisers from time to time) which reasonably demonstrates that such use infringes the intellectual property rights of any third party.

Term And Termination

8.1 This Agreement shall commence on the Effective Date and shall, subject only to the other provisions of this Clause 8, expire automatically without need for further notice on the expiration of the Term.

8.2 The Licensor may terminate this Licence Agreement by giving written notice to the Licensee and MarketWatch effective forthwith:

(a) if the Licensee challenges, by formal action taken with any governmental agency, the validity of the Licensed Marks or the Licensor's right to use or license the Licensed Marks; or

(b) if the Licensee commits a material breach of any term or condition of this Licence Agreement and such breach continues unremedied for more than 45 days after the Licensor has served a notice in writing on the Licensee giving details of the breach requiring its remedy by the Licensee or the Licensee, commits a material breach of any term or condition of this Licence Agreement which is not capable of remedy, or commits persistent breaches of any term or condition of this Licence Agreement (whether or not material and whether or not capable of remedy); or

(c) if (save for the purposes of a voluntary reorganisation, reconstruction or amalgamation) an order is made or a resolution is passed for the winding-up of the Licensee or if a provisional liquidator is appointed in respect of the Licensee, or if an administration order is made in respect of the Licensee, or if a receiver (which expression shall include an administrative receiver) is appointed in respect of the Licensee or all or any of its assets and is not discharged within a period of 30 days, or if the Licensee is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or any analogous or equivalent legislation in any country of the world, or if any voluntary arrangement is proposed in respect of the Licensee under Section 1 of the Insolvency Act 1986 or any analogous or equivalent legislation in any country of the world; or

(d) upon a change of Control of MarketWatch.

Effects Of Termination

9.1 Within ninety (90) days of expiry or termination of this License Agreement for any reason:

(a) the rights and licence granted hereunder to the Licensee shall cease and the Licensee shall immediately discontinue any and all use of the Licensed Marks; and

(b) the Licensor may request that the Licensee delete or remove the Licensed Marks from or (where such deletion or removal is not reasonably practicable) destroy and provide to the Licensor satisfactory evidence of destruction, deletion or removal or if the Licensor shall so elect deliver to the Licensor, at the Licensor's cost, for destruction all materials in the possession or control of the Licensee to which the Licensed Marks is affixed; and

the Licensee shall otherwise cease all use of the Licensed Marks, including without limitation all use of the trade mark "Financial Times MarketWatch".

9.2 Within ninety (90) days of expiry or termination of this Licence Agreement for any reason the Licensee shall provide to the Licensor satisfactory evidence that it has changed its Corporate Name so as not to include any of the Licensed Marks.

9.3 Within ninety (90) days of expiry or termination of this License Agreement for any reason the Licensee shall provide to the Licensor satisfactory evidence that it has either changed the Domain Name so as not to include any of the Licensed Marks or cancelled the Domain Name.

9.4 Termination of this Licence Agreement shall be without prejudice to the rights of either party which may have accrued up to the date of such termination.

General

Successors in Title/Assignment/Sub-Licensing

10.1 The rights and obligations of the Licensee under this Licence Agreement are personal to the Licensee and, subject as expressly provided in Clause 2.1 above, the Licensee may not (and may not purport to) assign, transfer, charge, sublicense, or otherwise part with all or any of its rights and/or obligations under this Licence Agreement (except that the Licensor hereby expressly consents to the novation of this Licence Agreement in favour of the JVC).

Notices

10.2.1 Any notice or other communication to be given by one party to the other under, or in connection with the matters contemplated by, this License Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, pre-paid recorded delivery or registered post to the address and for the attention of the relevant party set out in Clause 10.2.2 (or as otherwise notified from time to time hereunder). Any notice so served by hand, fax or post shall be deemed to have been received:

(a) in the case of delivery by hand, when delivered;

(b) in the case of fax, twelve (12) hours after the time of despatch;

(c) in the case of prepaid internationally recognized courier, 48 hours from the date of posting.

10.2.2 The addresses of the parties for the purposes of Clause 10.2.1 are as follows

(a) Address for notices to the Licensor:

• Number One
Southwark Bridge
London SE1 9HL
England
Attention:   Company Secretary

(b) Address for notices to the Licensee:

• 825 Battery Street
San Francisco, California 94111
U.S.A.
Attention:   CEO

Entire Agreement

10.3 This Agreement represents the entire agreement and understanding between the Licensor and the Licensee in relation to the use of the Licensed Marks by the Licensee and shall supersede all arrangements or agreements relating to the Licensed Marks previously entered into or made between the parties and all such arrangements or agreements are hereby terminated.

Precedence of Agreements

10.4 In the event of any inconsistency between the provisions of this License Agreement and the JV Agreement, the provisions of the JV Agreement shall prevail.

Legal relationship

10.5 Nothing in this Licence Agreement shall be construed to constitute either party the partner, joint venturer, agent or employee of the other party and, except as expressly provided in this Licence Agreement, neither party by virtue of this Licence Agreement has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Variation

10.6 Any right, power, privilege or remedy of a party under or pursuant to this Licence Agreement shall not be capable of being varied or waived, otherwise than by an express waiver or variation in writing.

Waiver

10.7 No failure or delay by any party in exercising any right, power, privilege or remedy under this Licence Agreement shall impair such right, power, privilege or remedy, or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time or on any subsequent occasion and no single or partial exercise of any such right, power, privilege or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

Counterparts

10.8 This Agreement may be executed in counterparts, each of which shall be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Severance

10.9 If any provision of this Licence Agreement is held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Licence Agreement but without invalidating any of the remaining provisions of this Licence Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

Further Assurance

10.10 Each party agrees to execute such documents and waivers and generally do everything further that may be necessary to fulfil its obligations under this Licence Agreement.

Law and jurisdiction

10.11 This Agreement shall be governed by and construed in accordance with English law and the parties irrevocably agree that the English Courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Licence Agreement.

In Witness Whereof the parties have executed this Licence Agreement on the date hereinbefore mentioned:

SIGNED by )
)
duly authorised for and on behalf of )
FINANCIAL TIMES LIMITED )
in the presence of:

SIGNED by )
)
duly authorised for and on behalf of )
FINANCIAL TIMES )
MARKETWATCH.COM (EUROPE) LIMITED )
in the presence of:

EXHIBIT B

MarketWatch Trade Mark Licence

TRADEMARK LICENSE DEED (the Deed) made on _____ _____ 2000

Between

(1) [Appropriate MarketWatch Group Member], a company incorporated under the laws of [ ] whose business offices are located at [ ] (the Licensor); and,

(2) FINANCIAL TIMES MARKETWATCH.COM (EUROPE) LIMITED, a company incorporated under the laws of England and Wales, whose registered office is at Number One, Southwark Bridge, London SE1 0HL (the Licensee)

Whereas

(A) The Licensor [is a fully-owned subsidiary of MarketWatch.com, Inc. (MarketWatch) and] is the owner of the "MARKETWATCH", "MARKETWATCH.com" and "MKTW" trademarks and existing registrations and applications for such trademarks as set forth in Schedule A attached hereto.

(B) MarketWatch has entered into a Joint Venture Agreement with the Financial Times Limited (Financial Times) (the JV Agreement). As provided in the JV Agreement, MarketWatch and Financial Times have agreed to form a joint venture and acquire shares in the Licensee for the purpose of jointly developing the Business. Accordingly, the Licensee is to be given certain rights to use the mark "MARKETWATCH" and certain other trademarks as part of the Corporate Name of the Licensee and in connection with the Business to be conducted by the Licensee, subject to the terms and conditions of this Deed.

It is agreed as follows

Definitions

1.1 In this Deed, unless separately defined below or the context otherwise requires, all expressions will have the meanings given to them in the JV Agreement:

Co-Branded Site means a website containing content that derives from and is substantially similar to the content of the Website that is operated under an agreement between the Licensee and a third party to promote and derive revenue for the Business among other things.

Corporate Name means the company, business or trading name of the Licensee;

Domain Name means any domain name used as part of the uniform resource locator (URL) of Websites or Co-Branded Sites on the Internet registered in the name of the Licensee at the domain name registries worldwide;

Effective Date means the date of this Deed first set forth above;

Internet means the global network of interconnecting computer systems, including without limitation the worldwide web;

Licensed Marks means the marks and names "MARKETWATCH", "MARKETWATCH.com", "MKTW" and "FTMARKETWATCH.com" and registrations and applications for registration for these marks and names in any jurisdiction;

MarketWatch.com means the website owned and operated by MarketWatch and located on the Internet under the domain name "MarketWatch.com";

Promotional Material means any promotional and advertising materials in any media created by (or on behalf of) the Licensee for the purpose of promoting the Business in the world;

Term means the period from the Effective Date until the first to occur of the following events:

(a) termination of this Deed pursuant to Section 7.2 below; or

(b) expiration or earlier termination of the JV Agreement pursuant to Clause 28.1 of the JV Agreement; or

(c) on MarketWatch ceasing to provide Core Services pursuant to Clause 11.6 of the JV Agreement; or

(d) on liquidation of the JVC pursuant to Clauses 10.5 or 11.10 of the JV Agreement.

Website means a website established by (or on behalf of) the Licensee for the purposes of the Business.

1.2 In this Deed, unless the context otherwise requires:

(a) references to persons will include individuals, bodies corporate (whenever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and will not affect the construction of the Deed;

(c) references to one gender will include each gender and all genders;

(d) any reference to any law is a reference to that law as it may be amended, consolidated or re-enacted (with or without modification) from time to time and includes all instruments or orders made under such laws.

Grant of License

2.1 In consideration of the payment of the sum of L1.00 by the Licensee to the Licensor, (receipt of which is acknowledged) the Licensor hereby grants to the Licensee a non-exclusive, worldwide, royalty-free license during the Term and for a period of ninety (90) days thereafter, to use the Licensed Marks:

(a) in any page of the Website and any Co-Branded Site (including in any hypertext links within the Website which link to MarketWatch.com);

(b) as part of Domain Names and to register such Domain Names at the domain name registries worldwide;

(c) on and in the Promotional Material;

(d) as part of the Corporate Name; and

(e) in connection with the Business,

subject to the terms and conditions of this Deed. The Licensee may grant sublicenses of the foregoing rights but only as to combination brands listed in Section 3(f) below (and not as stand alone Licensed Marks) and only for use in connection with Co-Branded Sites (including in links to Co-Branded Sites), and on and in Promotional Material therefor; provided that, any such sublicensee must execute a sublicense agreement that contains provisions that are, as to the Licensed Marks and as to Licensor, at least as protective as the provisions of this Deed. Any such sublicense agreements will provide for expiration coterminous with the expiration or earlier termination of this Deed.

Acknowledgement

2.2 The Licensee acknowledges and accepts that, as at the date of this Deed, the Licensor has not obtained trademark registrations for the Licensed Marks in all countries worldwide. Accordingly, in countries where such registrations have not been obtained by Licensor or MarketWatch, the Licensor can and does license under Section 2.1 only such unregistered trademark right, title and interest as it may own or have the right to sublicense in and to the Licensed Marks. The Licensor makes no express warranty or representation (and none will be implied) as to the extent of rights in the Licensed Marks, if any.

Conditions Of Use

3. The Licensee hereby agrees that:

(a) it will use the Licensed Marks only as licensed herein and not otherwise;

(b) consistent with prudent business judgement and Section 3.1(a) of the JV Agreement, the Licensed Marks will form part of the branding for the Business and will be used prominently in the Website;

(c) the Website and the Promotional Material will conform to standards of quality as the Licensor may from time to time reasonably require, which will be no lower than that generally achieved by the Licensor in providing MarketWatch.com services and related goods and services in the course of its business as at the date of this Deed;

(d) it will not use the Licensed Marks in a manner that is reasonably likely to be prejudicial to the use of the Licensed Marks by the Licensor or its successors, assignees or licensees;

(e) the Licensed Marks will be used in and with the Website in a layout, form, size, printing style, color and type face to be approved by the Licensor in advance of use (such approval not to be unreasonably withheld or delayed);

(f) it will not use the Licensed Marks together or in combination with any other marks, names, logos, symbols or devices without the prior written consent of the Licensor, other than in the forms:

(i) as part of a hypertext link to the Licensor's Website only, "MarketWatch" and "MarketWatch.com";

(ii) "Financial Times Market Watch";

(iii) as part of, or in reference to (including but not limited to use in keywords or metatags), Domain Names only, "FT MarketWatch", "FT MarketWatch.com", "FTMKTW" and "FTMKTW.COM";

provided, however, that the marks in paragraphs 3(f)(ii) and (iii) above (but not the Licensed Marks alone) may be used in other combinations with third party trademarks, in describing a Co-Branded Site.

(g) it will not use any device mark, logo, or symbol that is substantially similar to or so nearly resembles the Licensed Marks as to be likely to cause deception or confusion;

(h) it will include on the home page of the Website, a statement that "MARKETWATCH, MARKETWATCH.com and MKTW" are Trademarks of MarketWatch.com, Inc. and are used under license" (or as may be advised in writing to the Licensee, an equivalent statement in relation to the Licensor's successors in title or assignees as the case may be);

(i) it will not use the Licensed Marks in a manner that is reasonably likely to cause material harm to the goodwill attaching to the Licensed Marks;

(j) it will meet, no more than quarterly, if so required by the Licensor, to discuss the maintenance of the above standards of quality and presentation.

Samples and Access

4. If it is found that any of the Promotional Material or any page of the JV Website or a Co-Branded Site bearing or intended to bear the Licensed Marks (the Materials) does not conform to any material extent with any of the Licensee's obligations under this Deed, the Licensor will give the Licensee written notice of that fact setting out the reasons for the lack of conformity in reasonable detail. The Licensee agrees not to print, publish, distribute, issue to the public, sell or offer for sale any non-conforming Materials under the Licensed Marks without the prior written consent of the Licensor.

Acknowledgement/Registration of the Marks

5.1 The Licensee acknowledges and agrees that:

(a) all rights in and to the Licensed Marks belong to the Licensor (subject only to the limited rights granted herein);

(b) it will not acquire or claim any interest in or title to the Licensed Marks or the goodwill attaching thereto by virtue of the rights granted to it under this Deed or through its use of the Licensed Marks under this Deed; and

(c) all goodwill arising through use of the Licensed Marks by the Licensee in any territory will at all times be deemed to have accrued to the Licensor.

5.2 Further, the Licensee undertakes that:

(a) it will not, in any jurisdiction, apply to register, register or seek to register any trademarks, domain names, (other than Domain Names, the Corporate Name and name combinations set forth in paragraphs 3(f) (ii) and (iii) above, as licensed under this Deed), copyright or analogous right which is identical with or substantially similar to or includes any of the Licensed Marks;

(b) it will use its best efforts not to do anything that is reasonably likely to prejudice the Licensor's rights in and to the Licensed Marks;

(c) at the Licensor's request and reasonable expense, it will execute or procure the execution of any document which may be necessary to allow the recordation of the rights granted to the Licensee under this Deed and the corresponding cancellation of such recordation upon the termination or expiration of this Deed , for whatever reason;

(d) at the Licensor's request and reasonable expense, it will provide the Licensor and/or MarketWatch with such reasonable assistance as the Licensor and/or MarketWatch considers necessary for the purpose of pursuing any application or obtaining or maintaining any registration of the Licensed Marks.

Infringement

6.1 The provisions of Section 30(2) of the Trade Marks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or analogous legislation in any country in the world, if any, are expressly excluded by the parties for the purposes of this Deed.

6.2 (a) Except as provided in Section 6.2(b) below, the Licensor will have the exclusive right in its sole and absolute discretion, and at its own expense, to assume the conduct of all actions and proceedings relating to the Licensed Marks in any country in the world. The Licensee agrees to provide to the Licensor, at the Licensor's reasonable expense, all assistance that the Licensor may reasonably require in connection therewith. Any costs or damages recovered as a result of any such actions or proceedings will be for the account of the Licensor, unless any such infringement has clearly caused financial loss to the Licensee. In such case, the parties agree to negotiate in good faith an appropriate allocation of any damages so recovered.

6.2 (b) If the Licensor decides not to bring any action for infringement of the Licensed Marks in any jurisdiction, the Licensor will at the request of the Licensee cooperate to enable infringement proceedings by the Licensee in that jurisdiction. However, such cooperation may be conditioned upon the Licensor receiving an indemnity from the Licensee in respect of costs or liabilities incurred by the Licensor and the Licensor having the right to approve all matters relating to the conduct of any proceedings taken in its name such approval not to be unreasonably withheld or delayed. Any costs or damages recovered as a result of proceedings taken by the Licensee will be for the account of the Licensee unless the infringement has clearly caused financial loss to the Licensor. In such case, the parties agree to negotiate in good faith an appropriate allocation of any damages so recovered.

6.3 The Licensee will stop using the Licensed Marks anywhere in the world as soon as reasonably practicable after receipt of written notice from the Licensor (or the Licensor's trademark agents or legal advisers from time to time) which reasonably demonstrates that such use infringes the intellectual property rights of any third party.

Term And Termination

7.1 This Deed will commence on the Effective Date and will, subject only to the other provisions of this Section 7, expire automatically without need for further notice on the expiration of the Term.

7.2 The Licensor may terminate this Deed by giving written notice to the Licensee and Financial Times effective forthwith:

(a) if the Licensee challenges, by formal action taken with any governmental agency, the validity of the Licensed Marks or the Licensor's right to use or license the Licensed Marks; or

(b) if the Licensee commits a material breach of any term or condition of this Deed and such breach continues unremedied for more than 45 days after the Licensor has served a notice in writing on the Licensee giving details of the breach requiring its remedy by the Licensee or the Licensee commits a material breach of any term or condition of this Deed that is not capable of remedy or the Licensee commits persistent breaches of any term or condition of this Deed (whether or not material and whether or not capable of remedy); or

(c) if, except for purposes of a voluntary reorganization, reconstruction or amalgamation, an order is made or a resolution is passed for the winding-up of the Licensee or if a provisional liquidator is appointed in respect of the Licensee, or if an administration order is made in respect of the Licensee, or if an administrative receiver or other receiver is appointed in respect of the Licensee or all or any of its assets and is not discharged within a period of 30 days, or if the Licensee is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or any analogous or equivalent legislation in any country of the world, or if any voluntary arrangement is proposed in respect of the Licensee under Section 1 of the Insolvency Act 1986 or any analogous or equivalent legislation in any country of the world; or

(d) upon a change of Control of Financial Times.

Effects Of Termination

8.1 Within ninety (90) days of expiration or termination of this Deed for any reason:

(a) the rights and License granted hereunder to the Licensee will cease and the Licensee will immediately discontinue any and all use of the Licensed Marks; and

(b) the Licensor may request that the Licensee delete or remove the Licensed Marks from or (where such deletion or removal is not reasonably practicable) destroy and provide to the Licensor satisfactory evidence of destruction, deletion or removal or if the Licensor will so elect deliver to the Licensor, at the Licensor's cost, for destruction all materials in the possession or control of the Licensee to which the Licensed Marks is affixed; and

the Licensee will otherwise cease all use of the Licensed Marks, including but not limited to all use of the trademark "Financial Times MarketWatch".

8.2 Within ninety (90) days of expiration or termination of this Deed for any reason, or thereafter as soon as practicable, the Licensee will provide to the Licensor satisfactory evidence that it has changed its Corporate Name so as not to include any of the Licensed Marks.

8.3 Within ninety (90) days of expiration or termination of this Deed for any reason, or thereafter as soon as practicable, the Licensee will provide to the Licensor satisfactory evidence that it has either changed the Domain Name so as not to include any of the Licensed Marks or cancelled the Domain Name.

8.4 Termination of this Deed will be without prejudice to the rights of either party which may have accrued up to the date of such termination.

General

Successors in Title/Assignment/Sub-Licensing

9.1 The rights and obligations of the Licensee under this Deed are personal to the Licensee and, except as expressly provided in Section 2.1 above, the Licensee may not (and may not purport to) assign, transfer, charge, sublicense, or otherwise part with all or any of its rights and/or obligations under this Deed (except that the Licensor hereby expressly consents to the novation of this Deed in favor of the JVC).

Notices

9.2.1 Any notice or other communication to be given by one party to the other under, or in connection with the matters contemplated by, this Deed will be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post to the address and for the attention of the relevant party set out in Section 9.2.2 (or as otherwise notified from time to time hereunder). Any notice so served by hand, fax, post or internationally- recognized courier will be deemed to have been received:

(a) in the case of delivery by hand, when delivered;

(b) in the case of fax, twelve (12) hours after the time of transmittal;

(c) in the case of prepaid internationally recognized courier, 48 hours from the date of transmittal.

9.2.2 The addresses of the parties for the purposes of Section 9.2.1 are as follows:

(a) Address for notices to the Licensor:

• 825 Battery Street
San Francisco, California 94111
U.S.A.

Attention:  CEO

(b) Address for notices to the Licensee:

• Number One
Southwark Bridge
London SE1 9HL
England

Attention:  Company Secretary

Entire Agreement

9.3 This Deed represents the entire agreement and understanding between the Licensor and the Licensee in relation to the use of the Licensed Marks by the Licensee and supersedes all arrangements or agreements relating to the Licensed Marks previously entered into or made between the parties and all such arrangements or agreements are hereby terminated.

Precedence of Agreements

9.4 In the event of any inconsistency between the provisions of this Deed and the JV Agreement, the provisions of the JV Agreement will prevail.

Legal relationship

9.5 Nothing in this Deed will be construed to constitute either party the partner, joint venturer, agent or employee of the other party and, except as expressly provided in this Deed. Neither party by virtue of this Deed has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Variation

9.6 Any right, power, privilege or remedy of a party under or pursuant to this Deed will not be capable of being varied or waived, other than by an express waiver or agreement signed by both parties.

Waiver

9.7 No failure or delay by any party in exercising any right, power, privilege or remedy under this Deed will impair such right, power, privilege or remedy, or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time or on any subsequent occasion and no single or partial exercise of any such right, power, privilege or remedy will preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

Counterparts

9.8 This Deed may be executed in counterparts, each of which will be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Severance

9.9 If any provision of this Deed is held to be invalid or unenforceable, then such provision will (so far as invalid or unenforceable) be given no effect and will be deemed not to be included in this Deed but without invalidating any of the remaining provisions of this Deed. The parties will then use all reasonable efforts to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

Further Assurance

9.10 Each party agrees to execute such documents and waivers and generally do everything further that may be necessary to fulfil its obligations under this Deed.

Law and jurisdiction

9.11 This Deed will be governed by and construed in accordance with English law and the parties irrevocably agree that the English Courts will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed.

Duly delivered as a deed on the date inserted on page 1

SIGNED AS A DEED and )
DELIVERED on behalf of )
[Appropriate MarketWatch Group Member])
a company incorporated in [ ] by )

_________________________ )
being a person, who in accordance with )
the laws of that territory, is acting under )
the authority of the company )

EXECUTED and DELIVERED )
as a DEED under the Common Seal of )
FINANCIAL TIMES )
MARKETWATCH.COM (EUROPE) )
LIMITED )
in the presence of:

Director:

Secretary

EXHIBIT C

MarketWatch Technology Licence

TECHNOLOGY LICENSE AGREEMENT (this Technology Agreement) is entered into effective as of _____ _____ 2000

Between

(1) [Appropriate MarketWatch Group Member] a company incorporated under the laws of [ ] whose business officers are located at [ ] (Licensor); and,

(2) FINANCIAL TIMES MARKETWATCH.COM (EUROPE) LIMITED, a company incorporated under the laws of England and Wales, whose registered office is at Number One, Southwark Bridge, London SE1 0HL (Licensee)

Whereas

(A) Licensor [is a fully-owned subsidiary of MarketWatch.com, Inc. (MarketWatch) and] controls, has rights to or is the owner of the MarketWatch Technology; and,

(B) MarketWatch has entered into a Joint Venture Agreement with the Financial Times Limited (Financial Times) (the JV Agreement). As provided in the JV Agreement, MarketWatch and Financial Times have agreed to form a joint venture and acquire shares in Licensee for the purpose of jointly developing the Business. Accordingly, Licensee is to be given certain rights to use the MarketWatch Technology in connection with the Business to be conducted by Licensee, subject to the terms and conditions of this Technology Agreement.

It is agreed as follows

Definitions

1.1 In this Technology Agreement, unless separately defined below or the context otherwise requires, all expressions will have the meanings given to them in the JV Agreement:

Accounting Period means each of the three (3) month periods ending on 31 March, 30 June, 30 September and 31 December for each year (or part thereof) during the Term and the part of any such period from the Effective Date to the end of such period and from the commencement of any such period until 17.00 GMT on the final day of the Term or, as the case may be, the date of termination of this Technology Agreement;

Effective Date means the date of this Technology Agreement first set forth above;

MarketWatch Technology means the website infrastructure, content authoring tools and techniques, network operations techniques, website architecture and databases used by MarketWatch, including any modifications, improvements and enhancements to, and derivative works based upon such technology provided by MarketWatch by means of the Services. MarketWatch Technology does not include any source code.

Services has the meaning given to it by Section 6.1.

Services Costs means all costs incurred by the Licensor referable to providing the Services to the Licensee (including labor, employee benefits and administration, as well as other incremental costs attributable to the Services provided, but not including any costs that would otherwise be incurred by the Licensor in the normal course of its business) which will not exceed, in any one year, the maximum annual fee for that year approved by a unanimous vote of the Board of Directors of the Licensee.

Term means the period from the Effective Date until the first to occur of the following events:

(a) termination of this Technology Agreement according to Section 8.2 below; or

(b) expiration or earlier termination of the JV Agreement according to Clause 28.1 of the JV Agreement; or

(c) MarketWatch ceasing to provide Core Services pursuant to Clause 11.6 of the JV Agreement; or

(d) on liquidation of the JVC pursuant to Clauses 10.5 or 11.10 of the JV Agreement.

1.2 In this Technology Agreement, unless the context otherwise requires:

(a) references to persons will include individuals, bodies corporate (whenever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and will not affect the construction of the Agreement;

(c) references to one gender will include each gender and all genders;

(d) any reference to any law is a reference to it may be amended, consolidated or re-enacted (with or without modification) from time to time and includes all instruments or orders made under such enactments.

Grant of License

2.1 In consideration of the payment of the Services Costs by Licensee pursuant to Section 6 of this Technology Agreement, and subject to the terms and conditions of this Technology Agreement, Licensor hereby grants to Licensee a non-exclusive, worldwide, non-transferable, royalty- free license for the Term to import, use, modify, perform, create derivative works, and reproduce the MarketWatch Technology, and to sub-license a Subsidiary or sub-contractor to perform any of the above functions, solely to the extent necessary for Licensee, its employees and contractors to operate the Business.

Reservation of Rights

2.2 All rights not expressly granted in Section 2.1 above are reserved to Licensor.

Confidentiality

3.1 Licensee agrees that the MarketWatch Technology is the confidential information of Licensor. Licensee shall: (i) hold the MarketWatch Technology in strict confidence, (ii) not disclose the MarketWatch Technology to any third party (including, without limitation, Financial Times) (iii) not use the MarketWatch Technology for any purpose except solely to the extent necessary for Licensee, its employees and contractors to operate the Business, and (iv) take all reasonable measures to maintain the confidentiality of the MarketWatch Technology, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding Section 3.1(ii) above, Licensee may disclose the MarketWatch Technology to its employees, subsidiaries, contractors and professional advisors with a bona fide need to know, but only to the extent necessary to operate the Business, and provided further that such disclosure is subject to a written non-disclosure agreement which includes terms at least as restrictive as those of this Section 3.1.

3.2 The obligations of Section 3.1 shall not apply to any part of the MarketWatch Technology that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Licensee, generally known or available to the public; (ii) was rightfully acquired by the Licensee before its receipt from Licensor and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to Licensee by a third party, without restriction as to use or disclosure; (iv) which the Licensee can document was independently developed by Licensee; or (v) is required to be disclosed pursuant to law, provided the Licensee uses reasonable efforts to give the Licensor reasonable notice of such required disclosure sufficient for the Licensor to seek and obtain confidential treatment of the MarketWatch Technology so disclosed.

Proprietary Rights

4.1 The MarketWatch Technology is and will remain the sole and exclusive property of Licensor and its suppliers, if any, whether the MarketWatch Technology is separate or combined with any other technology, subject only to the licenses expressly granted herein. Subject to the License granted in Section 2.1, Licensor's rights and ownership under this Section 4.1 will include and cover, but not be limited to: (i) all copies of the MarketWatch Technology, in whole and in part; (ii) all Intellectual Property Rights in the MarketWatch Technology; and (iii) all modifications, improvements and enhancements to, and derivative works based upon, the MarketWatch Technology. Licensee agrees to assign, as requested by Licensee from time to time, and Licensee does hereby assign any and all right, title and interest in and to any and all such modifications, improvements, enhancements and derivative works, whether created by Licensee or for Licensee by third parties.

4.2 Rights Notices. Licensee will not delete or in any manner alter the Intellectual Property Rights notices of Licensor and its suppliers, if any, appearing on the MarketWatch Technology as delivered to Licensee. Licensee will reproduce and display such notices on each copy it makes of the MarketWatch Technology.

4.3 Licensee's Duties. Licensee will use its reasonable efforts to protect Licensor's Intellectual Property Rights in and to the MarketWatch Technology and will report promptly to Licensor any infringement of such rights of which Licensee becomes aware. Licensee will cooperate with Licensor in obtaining registrations of Intellectual Property Rights in and to the MarketWatch Technology and otherwise protecting Licensor's proprietary interests in the MarketWatch Technology.

Disclaimer of Warranty

5. THE MARKETWATCH TECHNOLOGY IS PROVIDED "AS IS" AND, TO THE EXTENT PERMITTED BY LAW, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

Services and Service Fees

6.1 Licensor will provide the right to use existing technology development, implementation, technical management, and hosting services (the Services), as agreed by Licensor and JV from year to year during the Term.

6.2 Licensee will pay the Services Costs to the Licensor quarterly with the each payment due thirty (30) days after receipt of the statement described in Section 6.2(a) below. Within thirty (30) days following each Accounting Period, Licensor will deliver to Licensee:

(a) a statement showing Services Costs for the prior Accounting Period; and

(b) any other information reasonably required in order to understand the calculation for Services Costs and corresponding fees payable, as may be requested by Licensee from time to time.

6.3 All Services Costs to be paid under this Technology Agreement will be made together with any value added tax (or other similar tax) chargeable thereon.

6.4 All Services Costs due hereunder will be paid in full without deductions, except only for such tax as Licensee is obligated to deduct under any applicable law. Licensee will give Licensor all reasonable assistance without charge to Licensor to recover (under the provisions of double tax conventions or other lawful manner) any tax so withheld and to obtain any necessary authorizations and the like to enable Licensee lawfully to pay without deduction of tax or to enable Licensor to recover such tax or to obtain a tax credit in respect of any amount of tax so withheld.

6.5 In the event that any Services Costs are not received by Licensor on or before the due date of payment, interest will be payable on the past due amount both before and after judgment at the rate of three percent (3%) above the base rate of Barclays Bank plc (or, if such rate is not available, the nearest equivalent rate of another clearing bank in the City of London nominated by Licensor and reasonably acceptable to Licensee) for the time being in force from the due date for payment to the date when payment is actually received. In the event of any other rate being substituted for the base rate, such substituted rate will apply for the purpose of this Section 6.

6.6 If any dispute arises between the parties hereto as to any payment to be made hereunder, such dispute will be determined by an accountant mutually agreed upon by the parties or, if they cannot agree, an accountant appointed by the then current President of the Institute of Chartered Accountants in England and Wales. In any case, the accountant so selected will act as an expert and not as an arbitrator. The fees and expenses of the accountant will be borne equally by the parties unless the accountant directs otherwise.

6.7 All payments to be made by Licensee to Licensor will be made in a mutually agreed manner.

6.8 Licensee shall have the right, at its own expense, to use certified accounting representatives reasonably acceptable to Licensor to make examinations and audits, by prior arrangement, during normal business hours, and not more frequently than semi-annually, of Licensor's accounts that contain information supporting or reflecting Licensor's calculation of the Services Costs. Any information so revealed shall be maintained in strict confidence by both the certified accounting representative and Licensee, shall not be disclosed by either of them to any third party, and shall be used solely to verify Licensor's calculation of the Services Costs.

Infringement

7.1 (a) Except as provided in Section 7.1(b) below, Licensor will have the exclusive right in its sole and absolute discretion, and at its own expense, to assume the conduct of all actions and proceedings relating to the MarketWatch Technology in any country in the world. Licensee agrees to provide to Licensor, at Licensor's reasonable expense, all assistance that Licensor may reasonably require in connection therewith. Any costs or damages recovered as a result of any such actions or proceedings will be for the account of Licensor, unless any such infringement has clearly caused financial loss to Licensee. In such case, the parties agree to negotiate in good faith an appropriate allocation of any damages so recovered.

7.1 (b) If Licensor decides not to bring any action for infringement of the MarketWatch Technology in any jurisdiction, Licensor will at the request of Licensee cooperate to enable infringement proceedings in that jurisdiction by Licensee. However, such cooperation may be conditioned upon Licensor receiving an indemnity from Licensee in respect of costs or liabilities incurred by Licensor and Licensor having the right to approve all matters relating to the conduct of any proceedings taken in its name such approval not to be unreasonably withheld or delayed. Any costs or damages recovered as a result of proceedings taken by Licensee will be for the account of Licensee unless the infringement has clearly caused financial loss to Licensor. In such case, the parties agree to discuss in good faith an appropriate allocation of any damages so recovered.

7.2 Licensee will stop using the MarketWatch Technology in a jurisdiction as soon as reasonably practicable after receipt of written notice from Licensor (or Licensor's legal advisers from time to time) which reasonably demonstrates that such use infringes the intellectual property rights of any third party in that jurisdiction.

Term And Termination

8.1 This Agreement will commence on the Effective Date and will, subject only to the other provisions of this Section 8, expire automatically without need for further notice on the expiration of the Term.

8.2 Licensor may terminate this Technology Agreement by giving written notice to Licensee and Financial Times forthwith:

(a) if Licensee challenges, by formal action taken with any governmental agency, Licensor's right to use or license the MarketWatch Technology; or

(b) if Licensee commits a material breach of any term or condition of this Technology Agreement and such breach continues unremedied for more than 45 days after Licensor has served a notice in writing on Licensee giving details of the breach requiring its remedy by Licensee or Licensee commits a material breach of any term or condition of this Technology Agreement that is not capable of remedy or Licensee commits persistent breaches of any term or condition of this Technology Agreement (whether or not material and whether or not capable of remedy); or

(c) if, except for purposes of a voluntary reorganisation, reconstruction or amalgamation, an order is made or a resolution is passed for the winding-up of Licensee or if a provisional liquidator is appointed in respect of Licensee, or if an administration order is made in respect of Licensee, or if an administrative receiver or other receiver is appointed in respect of Licensee or all or any of its assets and is not discharged within a period of 30 days, or if Licensee is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or any analogous or equivalent legislation in any country of the world, or if any voluntary arrangement is proposed in respect of Licensee under Section 1 of the Insolvency Act 1986 or any analogous or equivalent legislation in any country of the world.

Effects Of Termination

9.1 The License to use and to sub-license the use of The MarketWatch Technology granted by Section 2.1 above will survive termination of this Technology Agreement for any reason other than termination by the Licensor pursuant to Section 8.2 above, in which case the Licensee shall cease all use of the MarketWatch Technology within 90 days of termination.

9.2 Termination of this Technology Agreement will be without prejudice to the rights of either party, which may have accrued up to the date of such termination.

General

Successors in Title/Assignment/Sub-Licensing

10.1 The rights and obligations of Licensee under this Technology Agreement are personal to Licensee and Licensee may not (and may not purport to) assign, transfer, charge, sublicense, or otherwise part with all or any of its rights and/or obligations under this Technology Agreement (except that Licensor hereby expressly consents to the novation of this Technology Agreement in favor of the Licensee).

Notices

10.2.1 Any notice or other communication to be given by one party to the other under, or in connection with the matters contemplated by, this Technology Agreement will be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post to the address and for the attention of the relevant party set out in Section 10.2.2 (or as otherwise notified from time to time hereunder). Any notice so served by hand, fax, post or internationally-recognized courier will be deemed to have been received:

(a) in the case of delivery by hand, when delivered;

(b) in the case of fax, twelve (12) hours after the time of transmittal;

(c) in the case of post, 48 hours after posting;

(d) in the case of prepaid internationally recognized courier, 48 hours from the date of transmittal.

10.2.2 The addresses of the parties for the purposes of Section 10.2.1 are as follows

(a) Address for notices to Licensor:

• 825 Battery Street
San Francisco, California 94111
U.S.A.

Attention: CEO

(b) Address for notices to Licensee:

• Number One
Southwark Bridge
London SE1 9HL
England

Attention: Company Secretary

Entire Agreement

10.3 This Agreement represents the entire agreement and understanding between Licensor and Licensee in relation to the license and use of the MarketWatch Technology by Licensee and supersedes all arrangements or agreements relating to the MarketWatch Technology previously entered into or made between the parties and all such arrangements or agreements are hereby terminated.

Precedence of Agreements

10.4 In the event of any inconsistency between the provisions of this Technology Agreement and the JV Agreement, the provisions of the JV Agreement will prevail.

Legal relationship

10.5 Nothing in this Technology Agreement will be construed to constitute either party the partner, joint venturer, agent or employee of the other party and, except as expressly provided in this Technology Agreement. Neither party by virtue of this Technology Agreement has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Variation

10.6 Any right, power, privilege or remedy of a party under or according to this Technology Agreement will not be capable of being varied or waived, other than by an express waiver or agreement signed by both parties.

Waiver

10.7 No failure or delay by any party in exercising any right, power, privilege or remedy under this Technology Agreement will impair such right, power, privilege or remedy, or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time or on any subsequent occasion and no single or partial exercise of any such right, power, privilege or remedy will preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

Counterparts

10.8 This Agreement may be executed in counterparts, each of which will be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Severance

10.9 If any provision of this Technology Agreement is held to be invalid or unenforceable, then such provision will (so far as invalid or unenforceable) be given no effect and will be deemed not to be included in this Technology Agreement but without invalidating any of the remaining provisions of this Technology Agreement. The parties will then use all reasonable efforts to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

Limitation of Liability

10.10 EXCEPT FOR LICENSEE'S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 3 OR 6.8 OF THIS TECHNOLOGY AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND OR NATURE, AT LAW OR EQUITY, AND WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL LICENSOR BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY DAMAGES OF ANY KIND OR NATURE IN EXCESS OF FEES PAID TO LICENSOR HEREUNDER.

Further Assurance

10.11 Each party agrees to execute such documents and waivers and generally do everything further that may be necessary to fulfil its obligations under this Technology Agreement.

Law and jurisdiction

10.12 This Agreement will be governed by and construed in accordance with English law and the parties irrevocably agree that the English Courts will have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Technology Agreement.

In Witness Whereof the parties have executed this Technology Agreement on the date hereinbefore mentioned:

SIGNED by )
)
duly authorised for and on behalf of )
[Appropriate MarketWatch Group Member] )
in the presence of:

SIGNED by )
)
duly authorised for and on behalf of )
FINANCIAL TIMES )
MARKETWATCH.COM (EUROPE) )
LIMITED )
in the presence of:

6 January 2000

FINANCIAL TIMES GROUP LIMITED

MARKETWATCH.COM, INC.

JOINT VENTURE AGREEMENT
relating to the establishment of
FINANCIAL TIMES MARKETWATCH.COM (EUROPE) LIMITED
as a jointly-owned company

Contents

Clause Page

Interpretation *

Definitions *

Currency *

Construction and Interpretation *

Agreed form *

Status *
  Purpose of the JVC *

  Business *

  Commercial principles *

  Hyperlinks *

  Source attribution *

  Incorporation of the JVC *

  No activity prior to Completion *

  Conditions *

  Conditions *

  Endeavours to fulfil Conditions *

  Non-fulfilment of Conditions *

  Conduct before Completion *

  Agreement on Funding Schedule and Business Plans *

  Termination *
  Completion *

  Further Services *

  Rescission *

  Change of name *

  Capital and further finance *

  Issues of new shares *

  Funding support by the parties *

  Further finance *

  Guarantees *

  Directors and management *

  Supervision by the Board *

  Board of Directors, Chief Executive and Editor in Chief *

  Appointment and removal of Directors *

  Quorum *

  Notice and Agenda *

  Frequency of Meetings *

  Board voting *

  Reserved matters *

  Use of powers *

  Reserved Matters *

  Deadlock *

  Shareholder deadlock *

  Deadlock Notice *

  Default (including Insolvency) *

  Event of Default *

  Put Option Notices and Call Option Notices *

  Reference to Expert *

  Core Services *

  Completion *

  Transfer terms *

  Transfer of shares *

  General *

  Restriction on transfer *

  Permitted Transfers *

  Initial period *

  Transfer Notice *

  Right of Continuing Party to purchase *

  Obligation to complete *

  Seller's right to sell to Third Party Purchaser *

  Sale terms *

  Agency Authority for Transfers *

  Intra-Group transfers *

  Shareholder ceasing to be a Subsidiary *

  Bring-along *

  Financial matters, Information and reporting *

  Accounting Principles *

  Auditors *

  Financial Year *

  Dividend policy *

  Inspection and information *

  Accounts, Business Plan and Budgets *

  Confidentiality *

  Confidentiality obligation *

  Exceptions from confidentiality obligation *

  Employees, agents and advisers *

  Return of Confidential Information *

  Survival after termination *

  Regulatory matters *

  Co-operation *

  Regulatory Action *

  Relationship with Financial Times group and MarketWatch group *

  Contracts *

  Claims by JVC *

  Tax matters *

  Consortium relief *

  Assurances *

  Exercise of rights and powers of control *

  Performance by Subsidiaries *

  Non-assignment *
  Waiver of rights *
  Amendments *
  Invalidity *
  No partnership or agency *
  Announcements *
  Costs *
  Entire agreement *
  Conflict with articles *

  Supremacy of this Agreement *

  Transfers of Shares *

  Termination of agreement *

  Duration *

  Notices *

  Notices *

  Address of notices *

  English language *

  Settlement of disputes *

  Arbitration *

  Counterparts *
  Governing law *

EXHIBIT A *

FT Trade Mark Licence *

EXHIBIT B *

MarketWatch Trade Mark Licence *

EXHIBIT C *

MarketWatch Technology Licence *